UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2016

Starwood Hotels & Resorts Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	1-7959	52-1193298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One StarPoint, Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 964-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other events

Supplemental Disclosures

The purpose of this Current Report on Form 8-K (this “Form 8-K”) is to update and supplement the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) (1) included in the Registration Statement on Form S-4, file No. 333-208684, filed by Marriott International, Inc. (“Marriott”) with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on February 17, 2016, (2) filed by Marriott with the SEC as a prospectus on February 18, 2016, (3) filed by Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) with the SEC as a definitive proxy statement on Schedule 14A, file No. 001-07959, on February 18, 2016, and (4) mailed by Marriott and Starwood to their respective stockholders commencing on February 19, 2016. The information contained in this Form 8-K is incorporated by reference into the above-mentioned Joint Proxy Statement/Prospectus. Terms used in this Form 8-K, but not otherwise defined, shall have the meanings ascribed to such terms in the Joint Proxy Statement/Prospectus.

The information contained in this Form 8-K reflects, among other things, the effects of Amendment Number 1, dated as of March 20, 2016 (the “amendment”) to the Agreement and Plan of Merger, dated as of November 15, 2015 (the “original merger agreement”), by and among Starwood, Marriott, Solar Merger Sub 1, Inc., a wholly owned direct subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, Inc., a wholly owned direct subsidiary of Holdco (“Starwood Merger Sub”), Mars Merger Sub, Inc., a wholly owned direct subsidiary of Marriott (“Marriott Corporate Merger Sub”), and Mars Merger Sub, LLC, a wholly owned direct subsidiary of Marriott (“Marriott LLC Merger Sub”). The amendment was filed as Exhibit 2.1 to the Current Reports on Form 8-K filed by each of Starwood and Marriott on March 21, 2016.

Stockholders of Starwood and Marriott are encouraged to read this Form 8-K, as well as each of the amendment and the Joint Proxy Statement/Prospectus in their entirety.

To the extent that information in this Form 8-K differs from or updates information contained in the Joint Proxy Statement/Prospectus, the information in this Form 8-K shall supersede or supplement the information in the Joint Proxy Statement/Prospectus. Accordingly, in this Form 8-K and in the Joint Proxy Statement/Prospectus, unless context otherwise requires:

•	all references to the “merger agreement” shall be deemed to refer, where applicable, to the original merger agreement as amended by the amendment;

•	all references to the “exchange ratio” shall be deemed to refer to 0.800;

•	all references to the “merger consideration” shall be deemed to refer to 0.800 shares of Marriott common stock and $21.00 in cash, without interest, to be received by Starwood stockholders for each share of Starwood common stock that they own;

•	all references to the “Combination Transactions” shall be deemed to refer to the series of business combinations provided for under the original merger agreement as amended by the amendment;

•	all references to the “Original Combination Transactions” shall be deemed to refer to the series of business combinations provided for under the original merger agreement;

•	all references to the “Starwood combination transactions proposal” shall be deemed to refer to the proposal to approve the transactions contemplated by the original merger agreement as amended by the amendment, under which Starwood stockholders will receive 0.800 shares of Marriott common stock and $21.00 in cash, without interest, for each share of Starwood common stock that they own immediately before the Combination Transactions.

This Form 8-K, the exhibits to this Form 8-K and the documents referred to, contained in or incorporated by reference in this Form 8-K should be read in conjunction with the Joint Proxy Statement/Prospectus, the annexes to the Joint Proxy Statement/Prospectus and the documents referred to, contained in or incorporated by reference in the Joint Proxy Statement/Prospectus, each of which should be read in its entirety. Except as otherwise described in this Form 8-K, the exhibits to this Form 8-K or the documents referred to, contained in or incorporated by reference in this Form 8-K, the Joint Proxy Statement/Prospectus, the annexes to the Joint Proxy Statement/Prospectus and the documents referred to, contained in or incorporated by reference in the Joint Proxy Statement/Prospectus are not otherwise modified, supplemented or amended.

This Form 8-K does not affect the validity of any proxy card or voting instructions that Starwood or Marriott stockholders may have previously received or delivered. If a stockholder has already submitted a proxy or voting instructions, he or she will be considered to have voted as specified in that proxy or voting instructions and does not need to take any action, unless he or she wishes to revoke his or her proxy or change his or her voting instructions.

If a stockholder still has the proxy card that was sent along with the Joint Proxy Statement/Prospectus or the duplicate proxy card that has been or will be sent by Starwood or Marriott, such stockholder may cause his or her shares to be voted at Starwood’s or Marriott’s special meeting, as applicable, by signing that proxy card and returning it by mail or by following the instructions on that proxy card for voting by telephone or Internet.

THE MERGER AGREEMENT

The section of the Joint Proxy Statement/Prospectus entitled “The Merger Agreement” is hereby supplemented as follows:

Amendment Number 1 to the Merger Agreement

The following section summarizes material provisions of the amendment, which was filed as Exhibit 2.1 to the Current Reports on Form 8-K filed by each of Starwood and Marriott on March 21, 2016. The rights and obligations of Starwood and Marriott under the original merger agreement and the amendment are governed by the express terms and conditions of the original merger agreement and the amendment and not by this summary or any other information contained in the joint proxy statement/prospectus. Starwood and Marriott stockholders are urged to read the original merger agreement and the amendment carefully and in their entirety as well as the joint proxy statement/prospectus before making any decisions about the Combination Transactions, including the approval of the Starwood combination transactions proposal or the Marriott stock issuance proposal, as applicable.

The amendment is not intended to provide any factual information about Starwood or Marriott. The amendment alters certain representations and warranties made by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties if the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the amendment and the original merger agreement, which disclosures are not reflected in the amendment or the original merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the amendment and the original merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in the joint proxy statement/prospectus and in the documents incorporated by reference herein and therein.

This summary is qualified in its entirety by reference to the amendment.

Terms of the Combination Transactions; Increased Merger Consideration

The amendment increases the merger consideration payable to stockholders of Starwood. Pursuant to the amendment, stockholders of Starwood will receive, for each share of Starwood common stock held, 0.800 shares of Marriott common stock and $21.00 in cash, without interest. Prior to entering into the amendment, the merger consideration payable to each stockholder of Starwood for each share of Starwood common stock held was 0.920 shares of Marriott common stock and $2.00 in cash, without interest.

Expenses and Increased Termination Fee; Expense Reimbursement

The amendment increases the termination fee payable by Starwood to Marriott in connection with the termination of the merger agreement under specified circumstances from $400 million to $450 million.

In addition, in circumstances in which Starwood would be obligated to pay the termination fee to Marriott, Starwood will be obligated to reimburse Marriott for up to $18 million of Marriott’s out-of-pocket documented fees and expenses (including fees and expense reimbursements due under any debt commitment letter or fee letter) that have been paid or may become payable by or on behalf of Marriott in connection with arranging or otherwise obtaining any financing to fund any amounts required to be paid in connection with the Combination Transactions.

Special Meeting Date

The amendment provides that each of Starwood and Marriott will convene its special meeting of stockholders on March 28, 2016 and adjourn such meeting until April 8, 2016.

Efforts to Obtain Required Stockholder Votes

Subject to the ability of each party’s board to make an adverse recommendation change, the amendment requires that Starwood and Marriott use their reasonable best efforts to solicit proxies from their stockholders in favor of the Starwood combination transactions proposal and the Marriott stock issuance proposal, as applicable.

Vacation Ownership Business Spin-Off

The section of the Joint Proxy Statement/Prospectus entitled “The Merger Agreement—Vacation Ownership Business Spin-Off” is hereby supplemented as follows:

The Vistana-ILG transactions are expected to close on or around April 30, 2016, subject to the satisfaction of certain remaining conditions including, among other things, the approval by ILG stockholders at a special meeting (scheduled for April 20, 2016) of ILG’s issuance of stock in connection with the merger of Vistana with a wholly owned subsidiary of ILG.

STARWOOD SPECIAL MEETING

The section of the Joint Proxy Statement/Prospectus entitled “Starwood Special Meeting” is hereby supplemented as follows:

The Starwood special meeting will be adjourned from March 28, 2016 to April 8, 2016 to allow Starwood stockholders additional time to consider and vote on the Starwood combination transactions proposal and the Starwood advisory compensation proposal. The reconvened Starwood special meeting will be held at the Sheraton Stamford Hotel, 700 East Main Street, Stamford, CT 06901, on April 8, 2016 at 10:00 a.m., local time. The record date for the Starwood special meeting will remain February 2, 2016.

If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., Eastern Time, on April 7, 2016, or the day preceding the Starwood special meeting if the Starwood special meeting is further adjourned or postponed. You may also change your vote or revoke your proxy by Internet or telephone at any time before 11:59 p.m., Eastern Time, on April 7, 2016. Please note that voting instructions for shares in the Starwood Savings Plan or Starwood’s Employee Stock Purchase Plan (“Starwood ESPP”) must be received by the earlier deadline of 11:59 p.m., Eastern Time, on April 5, 2016.

If you hold shares through the Starwood Savings Plan or the Starwood ESPP, your proxy card or vote by telephone or over the Internet will serve as a voting instruction for the trustee of the Starwood Savings Plan and the transfer agent of the Starwood ESPP. Whether you authorize your vote by proxy card, telephone or over the Internet, you must transmit your vote to the tabulating agent on or before 11:59 p.m., Eastern Time on April 5, 2016. If you participate in the Starwood Savings Plan and your vote is not received by the tabulating agent by that above date or if you sign and return your proxy card without specifying your voting instructions, the trustee for the Starwood Savings Plan will vote your shares in the same proportion as the other shares for which such trustee has received timely voting instructions unless contrary to the Employee Retirement Income Security Act of 1974, as amended. If you participate in the Starwood ESPP and your vote is not received by the tabulating agent of the Starwood ESPP by that above date, or if you sign and return your proxy card without specifying your voting instructions, the transfer agent of the Starwood ESPP will not vote your shares.

Starwood’s Board continues to unanimously recommend that Starwood stockholders vote “FOR” the Starwood combination transactions proposal and vote “FOR” the Starwood advisory compensation proposal.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY, BY TELEPHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE STARWOOD SPECIAL MEETING IN PERSON.

MARRIOTT SPECIAL MEETING

The section of the Joint Proxy Statement/Prospectus entitled “Marriott Special Meeting” is hereby supplemented as follows:

When the Marriott special meeting is convened on March 28, 2016, Marriott intends to move to adjourn the Marriott special meeting until April 8, 2016 to allow Marriott stockholders additional time to consider and vote on the Marriott stock issuance proposal. If Marriott stockholders approve the adjournment proposal, which requires a majority of votes cast, the Marriott special meeting will be adjourned and will be reconvened on April 8, 2016 at 10:00 a.m., local time, at Marriott’s Corporate Headquarters, 10400 Fernwood Road, Bethesda, MD 20817. The record date for the Marriott special meeting will remain February 2, 2016.

If the Marriott special meeting is adjourned until April 8, 2016, the deadline to vote by internet or telephone, or change or revoke your proxy using those methods, will be extended until 11:59 p.m., Eastern Time, on April 7, 2016, or on the day preceding the Marriott special meeting if the Marriott special meeting is further adjourned or postponed.

If you participate in Marriott’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”), you may give voting instructions as to the number of share equivalents allocated to your account as of the Marriott record date. If the Marriott special meeting is adjourned until April 8, 2016, the trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, April 3, 2016. If you do not send instructions by this deadline or if you do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions, unless contrary to the Employee Retirement Income Security Act of 1974, as amended.

Marriott’s Board continues to recommend that Marriott stockholders vote “FOR” the Marriott stock issuance proposal and “FOR” the Marriott adjournment proposal.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY, BY TELEPHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MARRIOTT SPECIAL MEETING IN PERSON.

THE COMBINATION TRANSACTIONS

Background of the Combination Transactions

The section of the Joint Proxy Statement/Prospectus entitled “The Combination Transactions—Background of the Combination Transactions” is hereby supplemented as follows:

During the night of March 10, 2016, a representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), the legal advisor for Anbang Insurance Group Co., Ltd., an insurance company headquartered in China (“Anbang,” referred to as Company F in the joint proxy statement/prospectus), sent Mr. Duncan, Mr. Mangas, Mr. Siegel and a representative of Cravath, via e-mail, an unsolicited, non-binding proposal from a consortium consisting of Anbang, J.C. Flowers & Co. and Primavera Capital Limited (collectively, the “Consortium”) to acquire all of the outstanding shares of common stock of Starwood for $76.00 per share in cash.

The Consortium’s proposal contemplated that the disposition of Vistana would occur prior to closing, which had not been clear in Anbang’s prior indications of interest to acquire Starwood. In addition, the proposal letter stated that the Consortium was confident that any regulatory requirements would be satisfied in a timely fashion, was highly confident in its ability to obtain the approval of the Committee on Foreign Investment in the United States (“CFIUS”) and would provide adequate assurance of its ability fund the transaction.

In the morning of March 11, 2016, Starwood notified Marriott of its receipt of the Consortium’s unsolicited proposal and provided Marriott with a copy of such proposal pursuant to the original merger agreement. Also during the morning of March 11, 2016, the Strategy Committee met, with members of Starwood’s management, including Mr. Mangas, Mr. Siegel and Alan Schnaid, Starwood’s Chief Financial Officer, and representatives of Citi, Lazard and Cravath participating, to discuss the Consortium’s unsolicited proposal.

Later that day, Starwood’s Board, which includes Mr. Mangas, met, with members of Starwood’s management, including Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating, to discuss the Consortium’s unsolicited proposal. Starwood’s Board discussed valuation matters and other matters regarding the Consortium’s proposal, including issues related to the certainty of funding and closing.

Starwood’s Board also discussed the non-solicitation provisions of the original merger agreement and authorized Starwood’s management to request a waiver of such provisions from Marriott. A representative of Cravath then sent a representative of Gibson Dunn a waiver request, which was granted by Marriott later that day. Marriott’s waiver provided that it would terminate at 11:59 p.m. Eastern Time on March 17, 2016.

On March 11, 2016, after receipt of the waiver, representatives of Citi and Lazard had preliminary discussions with representatives of the Consortium’s financial advisor. That evening, a representative of Cravath had a conversation with a representative of Skadden to discuss the Consortium’s proposal, including its planned approach to regulatory approvals and financing certainty.

On March 12, 2016, a representative of Cravath sent a representative of Skadden a draft confidentiality agreement to be entered into by the Consortium, which, as permitted by the original merger agreement, did not include explicit or implicit standstill provisions. Later that day, representatives of Cravath and Skadden further discussed the Consortium’s proposal.

On March 12, 2016, the Strategy Committee met, with members of Starwood’s management, including Mr. Mangas, Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating, to further discuss the Consortium’s proposal. Representatives of Citi, Lazard and Cravath each provided the Strategy Committee with updates on their respective conversations with the Consortium’s advisors. The Strategy Committee then discussed several key issues related to the proposal, including sources of funding, certainty of closing and CFIUS and other regulatory matters.

During the night of March 12, 2016, a representative of Skadden sent representatives of Cravath a draft merger agreement providing for the acquisition of Starwood by a special purpose vehicle to be created by the Consortium. This draft agreement did not contain details regarding funding certainty or regulatory matters, including CFIUS and other required approvals.

On March 13, 2016, Starwood entered into confidentiality agreements with each of the members of the Consortium. Members of Starwood’s management then met with members of the Consortium, together with their respective financial and legal advisors, to discuss Starwood’s business and operations.

Later on March 13, 2016, Starwood’s Board met, with members of Starwood’s management, including Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating. The representatives of Citi, Lazard and Cravath updated Starwood’s Board on the discussions that had occurred with the Consortium to that point, including the work that the Consortium had done to address funding certainty, regulatory and valuation matters related to the proposal. Cravath also reviewed with Starwood’s Board the draft merger agreement that had been provided by Skadden to Cravath.

Also on March 13, 2016, Starwood’s virtual data room was opened to the Consortium and its financial and legal advisors.

Prior to the opening of markets in the United States on March 14, 2016, Starwood issued a press release announcing that it had received the Consortium’s unsolicited proposal and a waiver from Marriott permitting Starwood to engage in discussions with, and provide diligence information to, the Consortium in connection with its proposal.

Later on March 14, 2016, the Strategy Committee met, with members of Starwood’s management, including Mr. Mangas, Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating. The committee discussed the status of discussions with the Consortium, including diligence progress and funding certainty matters. As was suggested by Anbang and relayed to the Strategy Committee by Starwood’s financial advisors, the Strategy Committee authorized representatives of Lazard to schedule a meeting between Mr. Duncan and Chairman Wu Xiaohui, the Chairman of Anbang.

Also on March 14, 2016, a representative of Cravath sent a revised merger agreement to representatives of Skadden.

On March 15, 2016, Starwood’s Board met, with members of Starwood’s management, including Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating. Starwood’s Board discussed open legal issues, including required governmental approvals, funding certainty, CFIUS and responsibility for payment to Marriott of the original merger agreement’s termination fee in the event Starwood were to terminate the original merger agreement with Marriott. Starwood’s Board directed Starwood’s financial and legal advisors to continue discussions with the Consortium.

On March 16, 2016, Starwood’s and the Consortium’s respective financial and legal advisors separately discussed various potential funding mechanisms to ensure that the transaction would be funded at closing.

During the afternoon of March 16, 2016, the Strategy Committee met, with members of Starwood’s management, including Mr. Mangas and Mr. Siegel, and representatives of Citi, Lazard and Cravath participating. The Strategy Committee discussed the fact that the Consortium had not yet provided a revised draft of its merger agreement or feedback on several key outstanding issues, including funding certainty and required governmental approvals.

Also on March 16, 2016, Mr. Mangas and Mr. Sorenson met to discuss ongoing integration matters.

On the evening of March 16, 2016, Mr. Duncan and Mr. Wu met to discuss the Consortium’s proposal.

Concurrently with Mr. Duncan and Mr. Wu’s meeting, Starwood’s Board (except for Mr. Duncan) met, with members of Starwood’s management, including Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating. Starwood’s Board discussed the Consortium’s proposal and received updates from Citi, Lazard and Cravath on their respective discussions with the Consortium’s financial and legal advisors. Starwood’s Board discussed the Consortium’s proposal, including price and legal matters such as required governmental approvals and the CFIUS approval process. Starwood’s Board emphasized that certainty of closing and funding at closing were critical issues and directed Starwood’s financial and legal advisors to continue to instruct the Consortium and its advisors to provide for such certainty in its proposal, in addition to addressing considerations on price.

Later that evening, representatives of Cravath and Skadden had a discussion on the draft merger agreement. During that discussion, representatives of Skadden relayed proposals to resolve the regulatory and CFIUS issues in the Consortium’s proposal. The representatives of Skadden also reiterated that they understood the need for the Consortium to be fully responsive on financing certainty, and that they were continuing to finalize their financing commitments. The representatives of Skadden also said that the Consortium was not prepared to reimburse Starwood for the termination fee that would be payable to Marriott were the original merger agreement with Marriott to be terminated in favor of a superior proposal from the Consortium.

On the morning of March 17, 2016, the Strategy Committee, Mr. Mangas and representatives of Citi, Lazard and Cravath met with Mr. Wu and other representatives of the Consortium and its advisors. In that meeting, Mr. Wu confirmed that the Consortium was working towards finalizing its financing arrangements, and that the Consortium understood the need to provide financing certainty. Mr. Wu provided an overview of the Consortium’s proposed financing structure to address these considerations. The representatives of the Strategy Committee indicated to Mr. Wu that the proposed financing structure addressed the concerns that had been raised by Starwood, subject to receiving and reviewing the definitive documentation for the financing arrangements, and encouraged the Consortium to increase the price per share of its proposal. Mr. Wu also said that the Consortium would be willing to reimburse Starwood for $200 million of the termination fee that would be payable to Marriott were the original merger agreement with Marriott to be terminated in favor of a superior proposal from the Consortium.

On the evening of March 17, 2016, Starwood’s Board met, with members of Starwood’s management, including Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating. Starwood’s Board discussed the Consortium’s revised proposal relative to the transactions contemplated by the original merger agreement with Marriott and reviewed the progress made to date in discussions with the Consortium and its advisors on other topics, such as funding certainty and regulatory matters. Starwood’s Board determined that the Consortium’s proposal was reasonably likely to lead to a Starwood Superior Proposal (as defined in the original merger agreement), which determination enabled Starwood to continue engaging in discussions with, and providing diligence information to, the Consortium in connection with its proposal after the Marriott waiver expired at 11:59 p.m. that night. Later on March 17, 2016, the Consortium increased the price per share of its non-binding proposal from $76.00 to $78.00.

Early on the morning of March 18, 2016, Starwood received a binding and fully financed proposal from Anbang, including proposed definitive documentation and a funding commitment from the New York branch of a Chinese bank. The Consortium’s proposed agreement and plan of merger provided for a reverse subsidiary merger whereby a subsidiary of the Consortium’s special purpose vehicle would merge with and into Starwood, with Starwood surviving as a wholly owned subsidiary of the special purpose vehicle. The special purpose vehicle, whose obligations under the agreement would be guaranteed by Anbang, would also agree to reimburse Starwood for one-half of the $400 million termination fee that would be payable to Marriott upon termination of the original merger agreement with Marriott.

Pursuant to the Consortium’s merger agreement, Starwood’s stockholders would receive $78.00 per share in cash, not including consideration to be received from the Vistana-ILG transactions, which was valued at $5.67 based on ILG’s 20-day volume weighted average price ending March 17, 2016. In comparison, based on Marriott’s 20-day volume weighted average price ending March 17, 2016, the Original Combination Transactions had a current value of $65.33 per Starwood share, including the $2.00 cash per share consideration, also not including consideration to be received from the Vistana-ILG transactions.

Following receipt of the Consortium’s binding proposal, early on the morning of March 18, 2016, Starwood’s Board met, with members of Starwood’s management, including Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating. Representatives of Cravath reviewed with Starwood’s Board its fiduciary duties in considering the Consortium’s binding proposal. Starwood’s Board then discussed the Consortium’s binding proposal relative to the original merger agreement with Marriott and the Original Combination Transactions. Starwood’s management reviewed with Starwood’s Board that since November 2015, overall economic sentiment had become more uncertain, industry-wide revenue per available room and EBITDA results in 2015 were lower than expected and expectations of revenue per available room and EBITDA growth in 2016 had been lowered since the end of the third quarter of 2015. Starwood’s management reviewed the global macroeconomic outlook generally, as well as the outlook for the lodging sector, and reviewed how guidance had declined for Starwood and a number of its peers. Members of Starwood’s management reviewed that Starwood’s Board had previously used two cases for each of Starwood and Marriott, the Starwood Forecasts—Base Case and the Starwood-adjusted Marriott Forecasts—Base Case (together, the “Base Cases”) and the Starwood Forecasts—Conservative Case and the Starwood-adjusted Marriott Forecasts—Conservative Case (together, the “Conservative Cases”), in its review of strategic alternatives and its evaluation of the combination with Marriott, where the principal difference between the two cases were perspectives on macroeconomic factors. Starwood’s management expressed its view that trends over the past several months were closer in line with the Conservative Cases than the Base Cases. Starwood’s management then reviewed with Starwood’s Board adjustments to forecasted financial performance in the Conservative Cases and the Base Cases made by Starwood’s management since November 2015, including with respect to EBTIDA and revenue per available room, and that, in light of recent trends, the Conservative Cases, as so adjusted, represented Starwood management’s best current view of forecasted performance. See the Updated Starwood Forecasts—Conservative Case and the Updated Starwood-adjusted Marriott Forecasts—Conservative Case (together, the “Updated Conservative Cases”) in the section entitled “—Certain Starwood Financial Forecasts.”

After discussing these matters, Starwood’s Board concurred with this perspective and agreed that Citi and Lazard should evaluate the Consortium proposal and the pending Marriott transaction utilizing the Updated Conservative Cases.

Starwood’s Board also reviewed with representatives of Cravath the terms of the Consortium’s proposed merger agreement and related documentation, including the funding commitment. Citi and Lazard then reviewed financial information and analyses of the Consortium proposal relative to the pending transaction with Marriott.

After discussion and consultation with Starwood’s legal and financial advisors, Starwood’s Board unanimously determined that the Consortium’s binding proposal constituted a Starwood Superior Proposal and that Starwood should give notice to Marriott of its intent to terminate the original merger agreement in order to enter into a definitive agreement with respect to the Consortium’s binding proposal. Following the meeting, Starwood sent this notice to Marriott and issued a press release announcing that Starwood’s Board had determined that the Consortium’s binding proposal constituted a Starwood Superior Proposal (as defined in the original merger agreement). Mr. Duncan and Mr. Mangas also called Mr. Sorenson to advise him of the Board’s determination.

Pursuant to the original merger agreement, Marriott had until 11:59 p.m. on March 28, 2016 to negotiate revisions to the original merger agreement so that the Consortium’s proposal no longer constituted a Starwood Superior Proposal.

On March 18, 2016, Marriott’s Board held a meeting to discuss the receipt of Starwood’s intent to terminate the original merger agreement to enter into a definitive agreement relating to a superior proposal and the potential of offering revised terms to the original merger agreement with Starwood. Members of Marriott’s management and representatives of Gibson Dunn and Deutsche Bank were present. Members of Marriott’s management and Marriott’s advisors updated Marriott’s Board on the current status of Starwood’s negotiations with the Consortium, including the fact that, pursuant to the terms of the original merger agreement, Starwood provided to Marriott (on a confidential basis) the executed binding offer letter submitted to Starwood by the Consortium, together with a fully negotiated merger agreement between the Consortium and Starwood. Representatives of Gibson Dunn gave a presentation to Marriott’s Board on its fiduciary duties in such a transaction. Marriott’s Board, members of Marriott’s management and Marriott’s advisors discussed key points relating to a potential amendment to the original merger agreement, updated financial models, the strategic and financial rationale of the proposed transaction including the updated synergies expected to be realized in the transaction, potential risks, other strategic, business and legal considerations relating to the potential revised terms of the transaction, and the terms of the Consortium contract that Starwood had determined was a Starwood Superior Proposal (as defined in the original merger agreement). Marriott’s management also presented to Marriott’s Board the outlines of a financing commitment to fund the cash portion of any revised offer in the unexpected event that Marriott would be unable to fund the cash consideration using alternative financing and the costs of financing under such a commitment, and discussed with the board the merits of entering into such a commitment simultaneously with execution of any amendment. Following the discussion, Marriott’s Board determined it was advisable to continue negotiations with Starwood. Marriott’s Board authorized Marriott’s management to take steps to negotiate an amendment to the original merger agreement—beginning with a submission of a non-binding offer to Starwood proposing consideration of 0.800 shares of Marriott common stock, plus $20.00, for each share of Starwood common stock, and including an increase in the termination fee that Starwood would need to pay to Marriott if the merger agreement were terminated under specified circumstances, to continue to negotiate the terms of a proposed amendment to the original merger agreement within the parameters discussed at this meeting, and to continue to negotiating with the participating banks to secure a financing commitment.

On the morning of March 19, 2016, Mr. Hoffman sent Mr. Mangas, Mr. Siegel and a representative of Lazard a proposal letter and a draft of an amendment to the original merger agreement, which would decrease the exchange ratio from 0.920 to 0.800 and increase the cash consideration per share from $2.00 to $20.00, resulting in total per share value of $78.53 based on Marriott’s closing price on March 18, 2016.

Marriott’s proposal also included an increase to the termination fee payable by Starwood in certain circumstances from $400 million to $600 million, as well as a fixed date for the Starwood and Marriott special meetings of April 8, 2016.

Also on the morning of March 19, 2016, the Strategy Committee met, with members of Starwood’s management, including Mr. Mangas, Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating, to discuss Marriott’s proposal.

On March 19, 2016, after discussions with Starwood’s financial advisors, Marriott increased the cash consideration portion of its proposal from $20.00 per share to $21.00 per share, resulting in total per share value of $79.53 based on Marriott’s closing price on March 18, 2016. Marriott also lowered its requested termination fee to $500 million, while rejecting Starwood’s proposed $2.00 increase in cash consideration and a 10% exchange ratio collar.

On the evening of March 19, 2016, Starwood’s Board met, with members of Starwood’s management, including Mr. Siegel and Mr. Schnaid, and representatives of Citi, Lazard and Cravath participating, to discuss the Marriott proposal and Marriott’s proposed amendment to the original merger agreement, including the value of the consideration to be received by Starwood stockholders pursuant to Marriott’s proposal relative to the Consortium’s proposal and the termination fee payable by Starwood under certain circumstances.

Starwood’s Board directed a representative of Lazard to contact Mr. Hoffman to negotiate a reduction in the proposed termination fee, which such representative did that night. Mr. Hoffman agreed to recommend to Marriott’s senior management and Marriott’s Board that Marriott accept a $450 million termination fee and in addition, in circumstances in which Starwood would be required to pay the termination fee to Marriott, that Starwood reimburse Marriott for up to $18 million of its out-of-pocket expenses incurred in connection with arranging or obtaining financing for the Combination Transactions. On the morning of March 20, 2016, a representative of Gibson Dunn sent representatives of Cravath a revised draft of an amendment to the original merger agreement, which reflected such termination fee and expense reimbursement.

On March 20, 2016, Starwood’s Board met, with members of Starwood’s management, and representatives of Citi, Lazard and Cravath participating, to discuss the proposed Marriott amendment and several negotiated improvements from Marriott’s initial March 19, 2016 proposal. Representatives of Cravath reviewed with Starwood’s Board its fiduciary duties in considering the amendment. Starwood’s Board then discussed the fact that the amendment provided for merger consideration with a then-current value of $79.53 per share, based on the closing price of Marriott common stock of $73.16 on March 18, 2016, which was higher than the value offered by the Consortium’s proposal, and that the proposed termination fee and expense reimbursement together represented less than 3.5% of the approximate equity value of the transaction. Starwood’s Board also considered the fact that Starwood stockholders would own approximately 34% of the equity interests in the combined company, which would give former Starwood stockholders the opportunity to participate in any future earnings and growth of the combined company. See the section entitled “The Combination Transactions—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board.”

Starwood’s Board requested that Citi and Lazard render to Starwood’s Board their respective opinions with respect to the transactions contemplated by the proposed amendment to the original merger agreement. Representatives of Citi and Lazard reviewed with Starwood’s Board Citi’s and Lazard’s financial analyses of the proposed transaction with Marriott and then each of Citi and Lazard rendered to Starwood’s Board an oral opinion, confirmed by delivery by each of Citi and Lazard of a written opinion dated March 20, 2016, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken as set forth in their respective written opinions, the merger consideration to be paid to holders of Starwood common stock (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to those holders. For more information about Citi’s and Lazard’s respective opinions, see the sections entitled “—Opinions of Starwood’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” and “—Opinions of Starwood’s Financial Advisors—Opinion of Lazard Frères & Co. LLC.”

After considering these factors, Starwood’s Board concluded that (i) entry into the amendment to the original merger agreement with Marriott was in the best interests of Starwood stockholders, (ii) the Consortium’s binding proposal to acquire all of the outstanding shares of common stock of Starwood for $78.00 per share in cash no longer constituted a Starwood Superior Proposal (as defined in the merger agreement) and (iii) it no longer intended to terminate the original merger agreement in order to enter into a definitive agreement with the Consortium.

On March 20, 2016, Marriott’s Board held a meeting at which members of Marriott’s management and representatives of Gibson Dunn and Deutsche Bank were present. Marriott’s management and Marriott’s advisors provided Marriott’s Board with information on proposed changes to the amendment to the original merger agreement since the last meeting of Marriott’s Board including the proposed consideration of 0.800 shares of Marriott common stock, plus $21.00, for each share of Starwood common stock, and the increase in the termination fee from $400 million to $450 million, plus the addition, in circumstances in which Starwood would be required to pay the termination fee to Marriott, that Starwood reimburse Marriott for up to $18 million of its out-of-pocket expenses incurred in connection with arranging or obtaining financing for the Combination Transactions. In addition, Marriott’s management advised the Board that they had secured the financing commitment to fund the cash portion of the revised consideration and the cost of that commitment. During the meeting, Deutsche Bank reviewed its financial analysis of the revised terms of the proposed transaction and delivered to Marriott’s Board its oral opinion, which Deutsche Bank confirmed by delivery of a written opinion dated March 20, 2016, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the proposed merger consideration was fair, from a financial point of view, to Marriott, as more fully described below in the section entitled “—Opinion of Marriott’s Financial Advisor.” Gibson Dunn reviewed with Marriott’s Board its fiduciary duties. Marriott’s Board asked questions and discussed the amendment to the original merger agreement provisions and related matters. After discussion in which Marriott’s Board considered the factors discussed further in the section entitled “—Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board,” all of the members of Marriott’s Board present at the meeting unanimously approved the amendment to the original merger agreement and the transactions contemplated by the merger agreement. Marriott’s Board also deemed it advisable, and in the best interests of Marriott and its stockholders, to consummate the Combination Transactions, on the terms and subject to the conditions set forth in the merger agreement, to enter into the financing commitment, and to recommend that Marriott stockholders vote to approve the issuance of Marriott common stock to Starwood stockholders as contemplated by the merger agreement.

Following the respective meetings of Starwood’s Board and Marriott’s Board, Starwood and Marriott then executed the amendment to the original merger agreement in connection with the Combination Transactions and Marriott accepted the financing commitment.

Prior to the opening of markets in the United States on March 21, 2016, Starwood and Marriott jointly announced the amendment to the original merger agreement.

Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board

The section of the Joint Proxy Statement/Prospectus entitled “The Combination Transactions—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board” is hereby supplemented as follows:

Starwood’s Board, at a meeting held on March 20, 2016, unanimously:

•	approved and declared advisable the original merger agreement as amended by the amendment, the Combination Transactions and all of the other transactions contemplated by the original merger agreement as amended by the amendment;

•	determined that the Consortium’s binding proposal no longer constituted a Starwood Superior Proposal as defined in the merger agreement;

•	declared that it is in the best interests of Starwood and its stockholders that Starwood enter into the amendment and consummate the Combination Transactions and all of the other transactions contemplated by the original merger agreement as amended by the amendment;

•	directed that the original merger agreement as amended by the amendment be submitted to a vote at a meeting of Starwood stockholders; and

•	recommended that Starwood stockholders vote their shares in favor of the transactions contemplated by the original merger agreement as amended by the amendment.

Accordingly, Starwood’s Board unanimously recommends a vote “FOR” the Starwood combination transactions proposal and a vote “FOR” all other proposals.

In evaluating the proposed Combination Transactions, Starwood’s Board consulted with and received the advice of Starwood’s outside legal and financial advisors, held discussions with Starwood’s management and considered a number of factors that it believed supported its decision to initially enter into the original merger agreement and to enter into the amendment. These factors included, but were not limited to, the other factors described in the section entitled “The Combination Transactions—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board” in the joint proxy statement/prospectus and the following:

•	the fact that the amendment increased the implied value of the merger consideration to $79.53 per share of Starwood common stock (comprised of (i) $21.00 in cash, without interest, plus (ii) 0.800 shares of Marriott common stock valued at $58.53 per share of Starwood common stock based on the closing price of Marriott common stock on March 18, 2016 of $73.16), which, when taken together with the implied value of the Vistana business per share of Starwood common stock of $5.83, based on the closing price of ILG’s common stock on March 18, 2016, provided for a combined value of $85.36 per share of Starwood common stock;

•	the fact that the improved merger consideration provided for in the amendment represented a 14.75% increase over the merger consideration provided for in the original merger agreement prior to the amendment (based on the closing price of Marriott common stock on March 18, 2016);

•	the fact that the amendment significantly increased the cash portion of the merger consideration which provides greater certainty of value and liquidity to Starwood stockholders immediately following the completion of the Combination Transactions;

•	the fact that the implied value of the merger consideration provided for by the amendment was greater than the value of the merger consideration that would be received by Starwood stockholders in the Consortium’s binding proposal of $78.00 per share in cash;

•	the fact that the amendment provided value to Starwood stockholders through long-term upside potential from shared synergies and ownership in one of the world’s most respected companies, as well as significant upfront cash consideration;

•	the fact that the per share merger consideration to be paid to Starwood stockholders consisted of a high Marriott common stock component and that Starwood stockholders would own approximately 34% of the equity interests in Marriott immediately following the completion of the Combination Transactions based on the number of shares of common stock of Starwood and Marriott then outstanding, which would give former Starwood stockholders the opportunity to participate in any future earnings and growth of Marriott and future appreciation of Marriott’s common stock following the Combination Transactions should they decide to retain the Marriott common stock they would receive in the Combination Transactions;

•	the fact that Marriott and Starwood have already obtained important regulatory consents necessary to complete the Combination Transactions, including clearing pre-merger antitrust reviews in the United States, Canada, India, Taiwan and South Africa; and

•	the financial analyses reviewed and discussed with Starwood’s Board by representatives of Lazard and Citi as well as the oral opinion of each of Lazard and Citi rendered to Starwood’s Board on March 20, 2016 (which were subsequently confirmed by delivery of a written opinion of each of Lazard and Citi dated the same date) to the effect that, as of March 20, 2016 and based on and subject to the qualifications, limitations and assumptions set forth in those opinions, the merger consideration to be paid to Starwood stockholders (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

In the course of its deliberations, Starwood’s Board also considered a variety of risks and other countervailing factors related to initially entering into the original merger agreement and entering into the amendment, the Combination Transactions and the other transactions contemplated thereby including, but not limited to, the countervailing factors described in the section entitled “The Combination Transactions—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board” in the joint proxy statement/prospectus and the possibility that, if the Combination Transactions are not consummated, under certain circumstances, Starwood may be required to pay to Marriott an increased termination fee of $450 million and be required to reimburse Marriott for up to $18 million of actual costs incurred by Marriott in connection with the financing of the Combination Transactions, each as more fully described in the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Amendment

Number 1 to the Merger Agreement” in the joint proxy statement/prospectus which could discourage third parties, including the Consortium, from making an unsolicited alternative acquisition proposal for Starwood, but which Starwood’s Board believed would not be a meaningful deterrent.

In addition, Starwood’s Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Starwood stockholders generally, including the treatment of Starwood stock options and other equity-based awards held by such directors and executive officers in the Combination Transactions described in the section entitled “—Interests of Starwood Directors and Executive Officers in the Combination Transactions,” in the joint proxy statement/prospectus, Marriott’s agreement to indemnify Starwood directors and officers against certain claims and liabilities and the fact that certain of Starwood’s directors would continue to be directors on the board of directors of the combined company as described in the section entitled “The Merger Agreement—Governance,” in the joint proxy statement/prospectus.

The foregoing discussion of the information and factors that Starwood’s Board considered is not intended to be exhaustive, but rather is meant to include the material factors that Starwood’s Board considered and is subject to the information set forth in the section entitled “The Combination Transactions—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board” in the joint proxy statement/prospectus. Starwood’s Board collectively reached the conclusion to approve the amendment, the original merger agreement, the Combination Transactions and all of the other transactions contemplated by the original merger agreement and the amendment in light of the various factors described above and other factors that the members of Starwood’s Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that Starwood’s Board considered in connection with its evaluation of the Combination Transactions, Starwood’s Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of Starwood’s Board. Rather, in considering the various factors, individual members of Starwood’s Board considered all of these factors as a whole and concluded, based on the totality of information presented to them and the investigation conducted by them, that, on balance, the positive factors outweighed the negative factors and that they supported a determination to approve the merger agreement (including the amendment), declare its advisability and recommend that Starwood stockholders vote to approve the Combination Transactions. In considering the factors discussed above, individual directors may have given different weights to different factors and the factors are not presented in any order of priority.

Opinions of Starwood’s Financial Advisors

The section of the Joint Proxy Statement/Prospectus entitled “The Combination Transactions—Opinions of Starwood’s Financial Advisors” is hereby amended and restated in its entirety and is set forth below.

Starwood retained each of Citi and Lazard as financial advisors to, among other things, advise Starwood’s Board in connection with a possible direct or indirect sale of Starwood and, if requested, render an opinion to Starwood’s Board as to the fairness, from a financial point of view, to Starwood stockholders of the consideration to be paid to such stockholders in a transaction within the scope, and in accordance with the terms, of their respective engagement letters.

Opinion of Citigroup Global Markets Inc.

On March 20, 2016, Citi rendered its oral opinion to Starwood’s Board, which was confirmed by delivery of a written opinion dated March 20, 2016, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in the written opinion, the merger consideration to be paid to Starwood stockholders (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of Citi’s written opinion, dated March 20, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to the Current Report on Form 8-K filed by Starwood with the Securities and Exchange Commission on March 25, 2016 as Exhibit 99.1 and is incorporated into the joint proxy statement/prospectus by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. We urge you to read the opinion carefully and in its entirety. Citi’s opinion, the issuance of which was authorized by Citi’s fairness opinion committee, was provided to Starwood’s Board (in its capacity as such) in connection with its evaluation of the Combination Transactions and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Starwood stockholders (other than excluded holders) of the merger consideration to be paid to such stockholders in the Combination Transactions pursuant to the merger agreement. Citi’s opinion does not address any other aspects or implications of the Combination Transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Combination Transactions. Citi’s opinion does not address the underlying business decision by Starwood to effect the Combination Transactions, the relative merits of the Combination Transactions as compared to any alternative business strategies that might exist for Starwood or the effect of any other transaction in which Starwood may engage. The following is a summary of Citi’s opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed the original merger agreement and a draft of the amendment, dated March 20, 2016;

•	held discussions with certain senior officers, directors and other representatives and advisors of Starwood and certain senior officers and other representatives and advisors of Marriott concerning the businesses, operations and prospects of Starwood and Marriott;

•	examined certain publicly available business and financial information relating to Starwood and Marriott;

•	examined certain financial forecasts and other information and data relating to Starwood and Marriott which were provided to or discussed with Citi by the respective managements of Starwood and Marriott, including (a) the Updated Starwood Forecasts—Base Case and the Updated Starwood Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts,” (b) the Updated Starwood-adjusted Marriott Forecasts—Base Case and the Updated Starwood-adjusted Marriott Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts” and (c) information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Starwood and Marriott to result from the Combination Transactions;

•

reviewed the financial terms of the Combination Transactions as set forth in the original merger agreement and the amendment in relation to, among other things, current and historical market prices and trading volumes of Starwood common stock and Marriott common stock, the historical and projected earnings and other operating data of Starwood and Marriott and the capitalization and financial condition of Starwood and Marriott;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Combination Transactions;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Starwood and Marriott;

•	evaluated certain potential pro forma financial effects of the Combination Transactions on Marriott;

•	at the direction of Starwood, approached and held discussions with third parties to solicit indications of interest in the possible acquisition of Starwood prior to Starwood entering into the original merger agreement; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Starwood and Marriott that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. At the direction of Starwood, for purposes of Citi’s analysis of Starwood, Citi used the Updated Starwood Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts,” and for purposes of Citi’s analysis of Marriott, Citi used the Updated Starwood-adjusted Marriott Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts.” With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the respective managements of Starwood and Marriott that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Starwood and Marriott as to the future financial performance of Starwood and Marriott, the potential strategic implications and operational benefits anticipated to result from the Combination Transactions and the other matters covered thereby, and assumed, with Starwood’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Combination Transactions) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

Citi also assumed, with Starwood’s consent, that the Combination Transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement, including that the Vistana spin-off will be consummated before the closing of the Combination Transactions. Citi further assumed, with Starwood’s consent, that the Vistana spin-off will be consummated on the terms set forth in the Vistana documents, without any waiver, modification or amendment of any material term, condition or agreement thereof or, if the Vistana-ILG transactions are not consummated, that the terms of the Vistana spin-off will not differ from the terms of the Vistana-ILG transactions in any respect material to Citi’s analysis. Citi also assumed that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Combination Transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Starwood, Marriott or the contemplated benefits of the

Combination Transactions. Representatives of Starwood advised Citi, and Citi assumed, that the final terms of the amendment would not vary materially from those set forth in the draft reviewed by Citi. Citi also assumed, with Starwood’s consent, that the Combination Transactions will be treated as tax-free reorganizations for U.S. federal income tax purposes. Citi’s opinion related to the relative values of Starwood and Marriott. Citi did not express any opinion as to what the value of Marriott common stock actually will be when issued pursuant to the Combination Transactions or the price at which shares of Marriott common stock will trade at any time. Citi did not make and it was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Starwood or Marriott and Citi did not make any physical inspection of the properties or assets of Starwood or Marriott. Citi’s opinion did not address the underlying business decision of Starwood to effect the Combination Transactions, the relative merits of the Combination Transactions as compared to any alternative business strategies that might exist for Starwood or the effect of any other transaction in which Starwood might engage. Citi expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in its opinion) of the Combination Transactions or as to any terms or aspects of the Vistana-ILG transactions or the Vistana spin-off. Citi also expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Combination Transactions, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of March 20, 2016.

For a summary of the material financial analyses presented by Citi, together with Lazard, to Starwood’s Board in connection with delivery of Citi’s opinion, see the section entitled “—Summary of Joint Financial Analyses of Citi and Lazard.”

Under the terms of Citi’s engagement, Starwood has agreed to pay Citi for its financial advisory services in connection with the Combination Transactions an aggregate fee of approximately $21 million, $5 million of which was payable upon delivery by Citi of its opinion dated November 15, 2015 in connection with entry into the original merger agreement, $5 million of which was payable upon delivery by Citi of its opinion dated March 20, 2016 in connection with entry into the amendment and the remainder of which is payable upon completion of the Combination Transactions. Subject to certain limitations, Starwood also has agreed to reimburse Citi, subject to certain conditions, for reasonable and documented travel and other reasonable and documented out-of-pocket expenses incurred by Citi in performing its services, including reasonable and documented fees and expenses of its legal counsel, and to indemnify Citi and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, and are currently providing, services to Starwood and Marriott unrelated to the Combination Transactions, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two-year period ending on March 20, 2016, having acted or acting (i) as financial advisor to Starwood in connection with the Vistana-ILG transactions, (ii) as joint book-runner in connection with Starwood’s $350 million and $300 million senior unsecured notes issuances in September 2014, (iii) as lender, co-syndication agent, joint lead arranger, joint book-runner and/or dealer, as applicable, in connection with a credit facility and commercial paper program of Starwood, (iv) as co-manager in connection with Marriott’s $600 million senior notes offering in September 2015 and $400 million senior notes offering in October 2014, (v) as lender in connection with a credit facility of Marriott and (vi) as global cash manager for Marriott providing various standby credit, clearing, settlement and foreign exchange services. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Starwood and Marriott for their own account or for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with

Starwood, Marriott and their respective affiliates. During the two-year period ending on March 20, 2016, Citi and its affiliates received fees of approximately $9 million (including $5 million payable upon delivery by Citi of its opinion dated November 15, 2015 in connection with entry into the original merger agreement) in the aggregate for services rendered to Starwood and fees of approximately $8 million in the aggregate for services rendered to Marriott.

Starwood’s Board selected Citi to act as one of its financial advisors in connection with the Combination Transactions based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Opinion of Lazard Frères & Co. LLC

At a meeting of Starwood’s Board held to evaluate the Combination Transactions on March 20, 2016, Lazard rendered an oral opinion to Starwood’s Board, subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the merger consideration to be paid to Starwood stockholders (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of Lazard’s written opinion, dated March 20, 2016, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Exhibit 99.3 to the Current Report on Form 8-K filed by Starwood with the Securities and Exchange Commission on March 25, 2016 and is incorporated into the joint proxy statement/prospectus by reference.

Lazard’s opinion was directed to and for the benefit of Starwood’s Board (in its capacity as such) for the information and assistance of Starwood’s Board in connection with its evaluation of the Combination Transactions and only addressed the fairness, from a financial point of view, to Starwood stockholders (other than excluded holders) of the merger consideration to be paid to such stockholders in the Combination Transactions pursuant to the merger agreement as of the date of Lazard’s opinion, and Lazard’s opinion did not address any other aspect of the Combination Transactions. Lazard’s opinion did not address the relative merits of the Combination Transactions as compared to any other transaction or business strategy in which Starwood might engage or the merits of the underlying decision by Starwood to engage in the Combination Transactions. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Combination Transactions or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of Starwood common stock or Marriott common stock may trade at any time after the announcement of the Combination Transactions.

The following is a summary of Lazard’s opinion. The description of Lazard’s opinion set forth in the joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Exhibit 99.3 to the Current Report on Form 8-K filed by Starwood with the Securities and Exchange Commission on March 25, 2016. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the original merger agreement and a draft, dated March 20, 2016, of the amendment;

•	reviewed certain publicly available historical business and financial information relating to Starwood and Marriott;

•	reviewed various financial forecasts and other data provided to Lazard by Starwood relating to the business of Starwood (including the Updated Starwood Forecasts—Base Case and the Updated Starwood Forecasts— Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts”), reviewed various financial forecasts and other data provided to Lazard by Marriott relating to the business of Marriott and adjustments thereto and extrapolations therefrom as provided to Lazard by Starwood (including the Updated Starwood-adjusted Marriott Forecasts—Base Case and the Updated Starwood-adjusted Marriott Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts”), and reviewed the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Starwood and Marriott to be realized from the Combination Transactions;

•	held discussions with members of the senior managements of Starwood and Marriott with respect to the business and prospects of Starwood and Marriott, respectively, and held discussions with members of the senior managements of Starwood and Marriott with respect to the projected synergies and other benefits anticipated by the managements of Starwood and Marriott to be realized from the Combination Transactions;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be relevant in certain respects in evaluating the businesses of Starwood and Marriott, respectively;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Starwood;

•	reviewed historical stock prices and trading volumes of Starwood common stock and Marriott common stock;

•	reviewed the potential pro forma financial impact of the Combination Transactions on Marriott based on the financial forecasts referred to above relating to Starwood and Marriott; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Starwood or Marriott or concerning the solvency or fair value of Starwood or Marriott, and Lazard was not furnished with any such valuation or appraisal. At the direction of Starwood, for purposes of Lazard’s analysis of Starwood, Lazard used the Updated Starwood Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts,” and for purposes of Lazard’s analysis of Marriott, Lazard used the Updated Starwood-adjusted Marriott Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts.” Lazard assumed, with Starwood’s consent, that the financial forecasts utilized in its analyses, including those related to projected synergies and other benefits anticipated by the managements of Starwood and Marriott to be realized from the Combination Transactions, had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Starwood and Marriott, respectively, and such synergies and other benefits. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with Starwood’s consent, that the Combination Transactions would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions, including that the Vistana spin-off will be consummated before the closing of the Combination Transactions. Lazard further assumed, with Starwood’s consent, that the Vistana spin-off will be consummated on the terms set forth in the Vistana documents, without any waiver or modification of any material terms or conditions thereof or, if the Vistana-ILG transactions are not consummated, that the terms of the Vistana spin-off will not differ from the terms of the Vistana-ILG transactions in any respect material to Lazard’s analysis. Representatives of Starwood advised Lazard, and Lazard assumed, that the amendment, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with Starwood’s consent, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Combination Transactions would not have an adverse effect on Starwood, Marriott or the Combination Transactions. Lazard further assumed, with Starwood’s consent, that the Combination Transactions would qualify for U.S. federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the Combination Transactions, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Starwood obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in its opinion) of the Combination Transactions or as to any terms or aspects of the Vistana-ILG transactions or the Vistana spin-off. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Combination Transactions, or class of such persons, relative to the merger consideration or otherwise.

For a summary of the material financial analyses presented by Lazard, together with Citi, to Starwood’s Board in connection with delivery of Lazard’s opinion, see “—Summary of Joint Financial Analyses of Citi and Lazard” below.

In connection with Lazard’s services as financial advisor, Starwood has agreed to pay Lazard an aggregate fee of approximately $31 million, $5 million of which was payable upon delivery by Lazard of its opinion dated November 15, 2015 in connection with entry into the original merger agreement, $5 million of which was payable upon delivery by Lazard of its opinion dated March 20, 2016 in connection with entry into the amendment and the remainder of which is contingent upon the closing of the Combination Transactions. Starwood also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Lazard has in the past provided certain investment banking services to Starwood for which Lazard has received compensation, including, during the two-year period ending on March 20, 2016, having provided advisory services to Starwood for which Lazard was paid certain quarterly fees. Lazard has received fees of approximately $5.75 million (including $5 million payable upon delivery by Lazard of its opinion dated November 15, 2015 in connection with entry into the original merger agreement) in the aggregate during such two-year period for investment banking services rendered to Starwood.

In the ordinary course, Lazard and its affiliates and employees may trade securities of Starwood, Marriott and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Starwood, Marriott and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Starwood’s Board selected Lazard to act as one of its financial advisors in connection with the Combination Transactions based on Lazard’s qualifications, experience, reputation and familiarity with Starwood and Marriott and their respective businesses. Lazard is an internationally recognized investment banking firm providing a broad range of financial advisory and other services. Lazard, as part of its investment banking business, is continually engaged in valuations of businesses and securities, including in connection with mergers and acquisitions, leveraged buyouts, financings and restructurings.

Summary of Joint Financial Analyses of Citi and Lazard

In preparing their respective opinions to Starwood’s Board, each of Citi and Lazard, which we refer to collectively in this section of the joint proxy statement/prospectus as the “Starwood financial advisors,” performed a variety of financial and comparative analyses. The following is a summary of the material financial and comparative analyses that the Starwood financial advisors performed and reviewed with Starwood’s Board and which analyses Citi and Lazard used in connection with rendering the opinions described above. The summary of the analyses of the Starwood financial advisors described below does not purport to be a complete description of the financial analyses performed by the Starwood financial advisors, nor does the order of analyses described represent the relative importance or weight given to those analyses by the Starwood financial advisors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at their respective opinions, the Starwood financial advisors considered the results of all of the analyses undertaken by them and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by them. Rather, the Starwood financial advisors made their determination as to fairness on the basis of their experience and professional judgment after considering the results of all of the analyses. Accordingly, the Starwood financial advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying their analyses and opinions.

For purposes of their analyses and reviews, the Starwood financial advisors considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Starwood or Marriott. No company, business or transaction used in the analyses of the Starwood financial advisors is identical to Starwood or Marriott or the Combination Transactions, and such analyses may not necessarily utilize all companies or businesses that could be deemed comparable to Starwood or Marriott. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in the Starwood financial advisors’ analyses and reviews. The estimates contained in the Starwood financial advisors’ analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the Starwood financial advisors’ analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the Starwood financial advisors’ analyses and reviews are inherently subject to substantial uncertainty.

The type and amount of the merger consideration was determined through negotiations between Starwood and Marriott and was approved by the Starwood and Marriott boards of directors. Neither of the Starwood financial advisors was requested to, and neither did, recommend the specific merger consideration payable in the Combination Transactions or advise that any given merger consideration constituted the only appropriate consideration for the Combination Transactions. The decisions to enter into the original merger agreement and the amendment were solely those of the Starwood and Marriott boards of directors and each of the opinions of the Starwood financial advisors was only one of many factors taken into consideration by Starwood’s Board in its evaluation of the Combination Transactions. Consequently, the analyses described below should not be viewed as determinative of the views of Starwood’s Board or Starwood’s management with respect to the Combination Transactions or the merger consideration.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand the Starwood financial advisors’ analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of the Starwood financial advisors’ analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of the Starwood financial advisors’ analyses and reviews.

For purposes of their analyses, the Starwood financial advisors assumed that the Vistana spin-off would be consummated before the closing of the Combination Transactions in accordance with the terms of the Vistana-ILG transactions. The Starwood financial advisors therefore excluded from their financial analyses of Starwood the implied value of the Vistana business. Throughout this section of the joint proxy statement/prospectus, we refer to the business of Starwood that excludes the Vistana business as “Starwood Ex-Vistana.”

In addition, throughout the section of the joint proxy statement/prospectus, (i) the EBITDA of a company for a given period refers to the earnings before income, taxes, depreciation and amortization of such company during such period, (ii) the estimated Adjusted EBITDA of Starwood Ex-Vistana for a given period refers to the estimated Adjusted EBITDA of Starwood Ex-Vistana for such period (which includes non-cash compensation as an expense and does not include amortization of deferred gains), as projected in the Updated Starwood Forecasts—Conservative Case and further described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts,” (iii) the estimated Adjusted EBITDA of Marriott for a given period refers to the estimated Adjusted EBITDA of Marriott for such period (which includes non-cash compensation as an expense and does not include interest income), as projected in the Updated Starwood-adjusted Marriott Forecasts—Conservative Case and further described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts,” and (iv) references to the “net debt” of a company (including Starwood and Marriott), as used in this section, refer to (x) the consolidated net debt of such company, plus (y) the amount of net debt of any unconsolidated joint venture hotel in which such company has an interest, prorated based on such company’s ownership stake in such joint venture hotel.

Discounted Cash Flow Analysis

Starwood Ex-Vistana

The Starwood financial advisors performed a discounted cash flow analysis for the purpose of determining the implied per share equity value of Starwood Ex-Vistana on a standalone basis. In conducting the discounted cash flow analysis, the Starwood financial advisors utilized the Updated

Starwood Forecasts—Conservative Case. The Starwood financial advisors arithmetically derived the estimated standalone unlevered, after-tax free cash flows that Starwood Ex-Vistana was forecasted to generate from January 1, 2016 through December 31, 2019 based on the Updated Starwood Forecasts—Conservative Case prepared and provided to the Starwood financial advisors by Starwood’s management as further described in the section entitled “—Certain Starwood Financial Forecasts.” The Starwood financial advisors also calculated a range of terminal values for Starwood Ex-Vistana utilizing the EBITDA multiple method by applying a forward multiple, based on the Starwood financial advisors’ professional judgment given the nature of Starwood and its business and industry, of 12.0x to 13.0x, to the estimated Adjusted EBITDA of Starwood Ex-Vistana in the terminal year ending on December 31, 2020. The unlevered, after-tax free cash flows and the range of terminal values were then discounted to present value using a discount rate of 8.3% to 9.3%, based on an estimate of Starwood’s weighted average cost of capital, to derive a range of implied enterprise values for Starwood Ex-Vistana. A range of implied equity values for Starwood Ex-Vistana was then calculated by reducing the range of implied enterprise values by the amount of Starwood Ex-Vistana’s net debt (calculated as debt less cash and cash equivalents) as of December 31, 2015 as provided in Starwood’s public filings. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Starwood Ex-Vistana on a standalone basis of $70.73 to $79.24 utilizing the Updated Starwood Forecasts—Conservative Case.

Marriott

The Starwood financial advisors performed a discounted cash flow analysis for the purpose of determining the implied per share equity value of Marriott on a standalone basis. In conducting the discounted cash flow analysis, the Starwood financial advisors utilized the Updated Starwood-adjusted Marriott Forecasts—Conservative Case. The Starwood financial advisors arithmetically derived the estimated standalone unlevered, after-tax free cash flows that Marriott was forecasted to generate from January 1, 2016 through December 31, 2019 based on the Updated Starwood-adjusted Marriott Forecasts—Conservative Case prepared and provided to the Starwood financial advisors by Starwood’s management as further described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts.” The Starwood financial advisors also calculated a range of terminal values for Marriott utilizing the EBITDA multiple method by applying a forward multiple, based on the Starwood financial advisors’ professional judgment given the nature of Marriott and its business and industry, and taking into account their observation that Marriott had generally traded at a premium to Starwood based on the companies’ respective long-term historical trading averages, of 12.5 x to 13.5x, to the estimated Adjusted EBITDA of Marriott in the terminal year ending on December 31, 2020. The unlevered, after-tax free cash flows and the range of terminal values were then discounted to present value using a discount rate of 8.1% to 9.1%, based on an estimate of Marriott’s weighted average cost of capital, to derive a range of implied enterprise values for Marriott. A range of implied equity values for Marriott was then calculated by reducing the range of implied enterprise values by the amount of Marriott’s net debt (calculated as debt less excess cash) as of December 31, 2015 and increasing the range of implied enterprise values by the amount of Marriott’s outstanding notes receivable and other long-term receivables as of December 31, 2015 (in the case of net debt and outstanding notes receivable, utilizing the amounts provided in Marriott’s public filings, and in the case of other long-term receivables, utilizing the estimated amount of such long-term receivables as provided in the Starwood-adjusted Marriott Forecasts—Conservative Case). The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Marriott on a standalone basis of $92.35 to $103.46 utilizing the Updated Starwood-adjusted Marriott Forecasts—Conservative Case.

Implied Adjusted Exchange Ratio Analysis

The Starwood financial advisors then calculated an implied adjusted exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Starwood Ex-Vistana, less the per share cash consideration of $21.00 to be paid to Starwood stockholders in the

Combination Transactions, which we refer to in this section of the joint proxy statement/prospectus as the “cash consideration,” by the high end of the implied per share equity value reference range for Marriott, and by dividing the high end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the low end of the implied per share equity value reference range for Marriott, in each case as indicated by the discounted cash flow analyses for Starwood Ex-Vistana and Marriott described above based on the Updated Starwood Forecasts—Conservative Case and the Updated Starwood-adjusted Marriott Forecasts—Conservative Case. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the Combination Transactions:

Implied Exchange Ratio	Exchange Ratio in the Combination Transactions

0.48x – 0.63x	0.80x

Selected Public Companies Analysis

The Starwood financial advisors reviewed and analyzed publicly available financial information, implied multiples and market trading data relating to certain companies, which we refer to in this section of the joint proxy statement/prospectus as the “selected public companies,” and compared that information to the corresponding information for Starwood Ex-Vistana and Marriott. Although none of the selected public companies are directly comparable to Starwood Ex-Vistana or Marriott, the selected public companies are publicly traded companies with operations and other criteria, such as lines of business, markets, financial characteristics, business risks and size and scale of business, which for purposes of this analysis the Starwood financial advisors considered most relevant to consider in relation to Starwood Ex-Vistana and Marriott. The selected public companies are listed below:

•	Hilton Worldwide Holdings Inc.

•	Marriott

•	InterContinental Hotels Group PLC

•	Hyatt Hotels Corporation

•	Choice Hotels International, Inc.

The Starwood financial advisors omitted Starwood Ex-Vistana from the set of selected public companies because the trading price of shares of Starwood common stock became linked to the trading price of shares of Marriott common stock following the announcement on November 16, 2015 of entry into the original merger agreement.

The Starwood financial advisors calculated and reviewed, among other things, the total enterprise value of each selected public company as a multiple of the estimated EBITDA of such company for the calendar year ending on December 31, 2016, which we refer to in this section of the joint proxy statement/prospectus as the “TEV/2016E EBITDA multiple,” and for the calendar year ending on December 31, 2017, which we refer to in this section of the joint proxy statement/prospectus as the “TEV/2017E EBITDA multiple.” Total enterprise values were generally calculated as equity value (based, except as set forth in the note to the table below, on the per share closing price of each selected public company on March 18, 2016 multiplied by such company’s outstanding equity securities, calculated on a fully diluted basis, on such date), plus debt (including the pro rata share of unconsolidated joint venture debt), plus minority interests, less cash and cash equivalents (in the case of debt, minority interests, cash and cash equivalents, as set forth on the most recent publicly available balance sheet of such company, and in the case of minority interests, where applicable). The estimated financial data of the selected public companies (including, for this purpose, Marriott) used by the Starwood financial advisors for this analysis were based on selected publicly available equity research analysts’ consensus estimates, as adjusted by the Starwood financial advisors to provide a like-for-like comparison across companies (for example, to consistently exclude amortization of gains and to consistently treat stock-based compensation as an expense). The TEV/2016E EBITDA multiple and the TEV/2017E EBITDA multiple for each of the selected public companies, as well as the median and mean of such metrics for the selected public companies, are set forth in the table below:

Selected Public Company	TEV / 2016E EBITDA	TEV / 2017E EBITDA
Hilton Worldwide Holdings Inc.	10.7x	10.0x
Marriott	13.0x	12.0x
InterContinental Hotels Group PLC	13.7x	12.8x
Hyatt Hotels Corporation	9.4x	8.9x
Choice Hotels International, Inc.	14.1x	13.5x
Median	13.0x	12.0x
Mean	12.2x	11.4x

Starwood Ex-Vistana

The Starwood financial advisors then applied, based on their review of the selected public companies and their experience and professional judgment, a reference range of multiples of 12.5x to 13.5x (the midpoint of which corresponds to the median of the estimated TEV/2016E EBITDA multiples for the selected public companies) to the estimated Adjusted EBITDA of Starwood Ex-Vistana for the calendar year ending on December 31, 2016, based on the Updated Starwood Forecasts—Conservative Case for the calendar year ending on December 31, 2016, to derive a range of implied enterprise values for Starwood Ex-Vistana. A range of implied equity values for Starwood Ex-Vistana was then calculated by reducing the range of implied enterprise values by the amount of Starwood Ex-Vistana’s net debt (calculated as debt less cash and cash equivalents) as of December 31, 2015 as provided in Starwood’s public filings and increasing the range of implied enterprise values by the amount of net proceeds estimated in the Updated Starwood Forecasts—Conservative Case to be received by Starwood Ex-Vistana in the calendar year ending on December 31, 2016 as a result of certain asset dispositions in calendar year 2016, discounted to December 31, 2015 at a rate of 8.8% based on the midpoint of an estimated range of Starwood Ex-Vistana’s weighted average cost of capital. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Starwood Ex-Vistana on a standalone basis of $66.02 to $71.85.

The Starwood financial advisors also applied, based on their review of the selected public companies and their experience and professional judgment, a reference range of multiples of 11.5x to 12.5x (the midpoint of which corresponds to the median of the estimated TEV/2017E EBITDA multiples for the selected public companies) to the estimated Adjusted EBITDA of Starwood Ex-Vistana for the calendar year ending on December 31, 2017, based on the Updated Starwood Forecasts—Conservative Case for the calendar year ending on December 31, 2017, to derive a range of implied enterprise values for Starwood Ex-Vistana. A range of implied equity values for Starwood Ex-Vistana was then calculated by reducing the range of implied enterprise values by the amount of Starwood Ex-Vistana’s net debt (calculated as debt less cash and cash equivalents) as of December 31,

2015 as provided in Starwood’s public filings and increasing the range of implied enterprise values by the amount of net proceeds estimated in the Updated Starwood Forecasts— Conservative Case to be received by Starwood Ex-Vistana in the calendar year ending on December 31, 2016 as a result of certain asset dispositions in calendar year 2016, discounted to December 31, 2015 at a rate of 8.8% based on the midpoint of an estimated range of Starwood Ex-Vistana’s weighted average cost of capital. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Starwood Ex-Vistana on a standalone basis of $67.01 to $73.46.

Marriott

The Starwood financial advisors applied, based on their review of the selected public companies and their experience and professional judgment, a reference range of multiples of 12.5x to 13.5x (the midpoint of which corresponds to the median of the estimated TEV/2016E EBITDA multiples for the selected public companies) to the estimated Adjusted EBITDA of Marriott for the calendar year ending on December 31, 2016, based on the Updated Starwood-adjusted Marriott Forecasts—Conservative Case for the calendar year ending on December 31, 2016, to derive a range of implied enterprise values for Marriott. A range of implied equity values for Marriott was then calculated by reducing the range of implied enterprise values by the amount of Marriott’s net debt (calculated as debt less excess cash) as of December 31, 2015 as provided in Marriott’s public filings and increasing the range of implied enterprise values by (a) the amount of Marriott’s outstanding notes receivable and other long-term receivables as of December 31, 2015 (in the case of outstanding notes receivable, utilizing the amount provided in Marriott’s public filings, and in the case of other long-term receivables, utilizing the estimated amount of such long-term receivables as provided in the Starwood-adjusted Marriott Forecasts—Conservative Case) and (b) the amount of net proceeds estimated in the Updated Starwood-adjusted Marriott Forecasts—Conservative Case to be received by Marriott in the calendar year ending on December 31, 2016 as a result of certain asset dispositions in calendar year 2016, discounted to December 31, 2015 at a rate of 8.6% based on the midpoint of an estimated range of Marriott’s weighted average cost of capital. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Marriott on a standalone basis of $72.55 to $79.37.

The Starwood financial advisors also applied, based on their review of the selected public companies and their experience and professional judgment, a reference range of multiples of 11.5x to 12.5x (the midpoint of which corresponds to the median of the estimated TEV/2017E EBITDA multiples for the selected public companies) to the estimated Adjusted EBITDA of Marriott for the calendar year ending on December 31, 2017, based on the Updated Starwood-adjusted Marriott Forecasts—Conservative Case for the calendar year ending on December 31, 2017, to derive a range of implied enterprise values for Marriott. A range of implied equity values for Marriott was then calculated by reducing the range of implied enterprise values by the amount of Marriott’s net debt (calculated as debt less excess cash) as of December 31, 2015 as provided in Marriott’s public filings and increasing the range of implied enterprise values by (a) the amount of Marriott’s outstanding notes receivable and other long-term receivables as of December 31, 2015 (in the case of outstanding notes receivable, utilizing the amount provided in Marriott’s public filings, and in the case of other long-term receivables, utilizing the estimated amount of such long-term receivables as provided in the Starwood-adjusted Marriott Forecasts—Conservative Case) and (b) the amount of net proceeds estimated in the Updated Starwood-adjusted Marriott Forecasts—Conservative Case to be received by Marriott in the calendar year ending on December 31, 2016 as a result of certain asset dispositions in calendar year 2016, discounted to December 31, 2015 at a rate of 8.6% based on the midpoint of an estimated range of Marriott’s weighted average cost of capital. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Marriott on a standalone basis of $74.83 to $82.46.

Implied Adjusted Exchange Ratio Analysis

The Starwood financial advisors then calculated an implied adjusted exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the high end of the implied per share equity value reference range for Marriott, and by dividing the high end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the low end of the implied per share equity value reference range for Marriott, in each case as indicated by the selected public companies analyses described above based on the Updated Starwood Forecasts—Conservative Case and the Updated Starwood-adjusted Marriott Forecasts—Conservative Case. This analysis indicated the following implied exchange ratio reference ranges utilizing, on the one hand, estimated Adjusted EBITDA of each of Starwood Ex-Vistana and Marriott for the calendar year ending on December 31, 2016, and on the other hand, estimated Adjusted EBITDA of Starwood Ex-Vistana and Marriott for the calendar year ending on December 31, 2017, in each case as compared to the exchange ratio provided for in the Combination Transactions:

Implied Exchange Ratio (2016E EBITDA)	Implied Exchange Ratio (2017E EBITDA)	Exchange Ratio in the Combination Transactions

0.57x – 0.70x	0.56x – 0.70x	0.80x

Sum-of-the-Parts Analysis

The Starwood financial advisors also conducted a sum-of-the-parts analysis to derive an implied per share equity value reference range for each of Starwood Ex-Vistana and Marriott and ultimately an implied adjusted exchange ratio reference range. In carrying out this analysis, each of Starwood Ex-Vistana’s and Marriott’s sources of revenue was divided into various segments, as set forth in the table below:

Starwood Ex-Vistana

Owned Hotels (incl. Consolidated Joint Venture Hotels)

Leased Hotels

Unconsolidated Joint Venture Hotels

Fees from Managed Properties

Fees from Franchised Properties

Starwood Vacation Ownership License Fees

Other Income

Marriott

Owned and Leased Hotels

Unconsolidated Joint Venture Hotels

Fees from Managed Properties

Fees from Franchised Properties

Marriott Vacations Worldwide Royalty Fees

Other Income

In performing the sum of the parts analysis, the Starwood financial advisors reviewed and analyzed publicly available information, implied multiples and market trading data relating to: (i) the selected public companies described above in the section entitled “—Selected Public Companies Analysis,” which for purposes of such analysis the Starwood financial advisors considered similar, due to their being more heavily weighted toward revenue generated from managed and franchised properties than toward revenue generated from owned and leased properties, to the operations of the

“Fees from Managed Properties,” “Fees from Franchised Properties” and “Starwood Vacation Ownership License Fees” segments of Starwood Ex-Vistana, and to the operations of the “Fees from Managed Properties,” “Fees from Franchised Properties” and “Marriott Vacations Worldwide Royalty Fees” segments of Marriott; and (ii) certain other companies, which we refer to in this section of the joint proxy statement/prospectus as the “ownership/leasing selected companies” as further described below, with operations that for purposes of such analysis the Starwood financial advisors considered similar to the operations of the “Owned Hotels (including Consolidated Joint Venture Hotels),” “Leased Hotels” and “Unconsolidated Joint Venture Hotels” segments of Starwood Ex-Vistana and to the operations of the “Owned and Leased Hotels (including Consolidated Joint Venture Hotels)” and “Unconsolidated Joint Venture Hotels” segments of Marriott.

The Starwood financial advisors divided the ownership/leasing selected companies into two categories, “REIT/Owned Hotels,” comprised of companies that generate revenues primarily through the ownership of hotels, and “Leased Hotels,” comprised of companies that generate revenues primarily through the leasing of hotels. The ownership/leasing selected companies are set forth below, divided by category:

REIT/Owned Hotels:

•	Host Hotels & Resorts, Inc.

•	Sunstone Hotel Investors, Inc.

•	Chesapeake Lodging Trust

•	DiamondRock Hospitality Company

Leased Hotels:

•	Accor SA

•	Hospitality Properties Trust

The Starwood financial advisors calculated the TEV/2016E EBITDA multiples for each ownership/leasing selected company using the same methodology used to calculate the TEV/2016E EBITDA multiples for the selected public companies described above (including by making certain adjustments to provide a like-for-like comparison across companies). The median TEV/2016E EBITDA multiple for the REIT/Owned Hotels ownership/leasing selected companies and the median TEV/2016E EBITDA multiple for the Leased Hotels ownership/leasing selected companies are set forth in the table below:

TEV/2016E EBITDA
REIT/Owned Hotels (median)	11.4x
Leased Hotels (median)	9.2x

Starwood Ex-Vistana

In carrying out the sum-of-the-parts analysis for Starwood Ex-Vistana, the Starwood financial advisors applied, based on their review of the selected public companies (which are more heavily weighted toward revenue generated from managed and franchised properties than toward revenue generated from owned and leased properties), their review of the ownership/leasing selected companies and their experience and professional judgment, a particular reference range of multiples to the estimated Adjusted EBITDA attributable to each segment of the Starwood Ex-Vistana business for the calendar year ending on December 31, 2016 as projected in the Updated Starwood Forecasts—Conservative Case. The reference ranges of multiples applied to the estimated Adjusted EBITDA of each segment of Starwood Ex-Vistana are set forth in the table below:

TEV/2016E EBITDA Multiple Reference Range
Owned Hotels (incl. Consolidated Joint Venture Hotels)	11.0x – 12.0x
Leased Hotels	8.5x – 9.5x
Unconsolidated Joint Venture Hotels	10.0x – 11.0x
Fees from Managed Properties	12.0x – 13.0x
Fees from Franchised Properties	13.5x – 14.5x
Starwood Vacation Ownership License Fees	12.5x – 13.5x
Other Income (1)	11.7x – 12.7x

(1)	Selected range of multiples applied to the “Other Income” component reflects a blended range of multiples based on the weighted average of the ranges of multiples the Starwood financial advisors applied to the other components of Adjusted EBITDA of Starwood Ex-Vistana.

The Starwood financial advisors then subtracted, from the aggregate value implied by applying the applicable multiples to the various components of estimated Adjusted EBITDA described above, (i) the amount of estimated corporate overhead expenses projected in the Starwood financial forecasts for the calendar year ending on December 31, 2016 (which were not reflected in the amount of Adjusted EBITDA for any of the segments included in the table above), capitalized at a range of 11.8x to 12.7x (based on a blended range of multiples calculated in the same manner as the reference range of multiples applied to the “Other Income” component of Adjusted EBITDA of Starwood Ex-Vistana as set forth in the table above) and (ii) the amount of Starwood Ex-Vistana’s net debt (calculated as debt less cash and cash equivalents) as of December 31, 2015 as provided in Starwood’s public filings, and added the amount of net proceeds estimated in the Updated Starwood Forecasts—Conservative Case to be received by Starwood Ex-Vistana in the calendar year ending on December 31, 2016 as a result of certain asset dispositions in calendar year 2016, discounted to December 31, 2015 at a rate of 8.8% based on the midpoint of an estimated range of Starwood Ex-Vistana’s weighted average cost of capital. This analysis indicated an implied per share equity value reference range for Starwood Ex-Vistana on a standalone basis of $61.09 to $66.80.

Marriott

In carrying out the sum-of-the-parts analysis for Marriott, the Starwood financial advisors applied, based on their review of the selected public companies (which are more heavily weighted toward revenue generated from managed and franchised properties than toward revenue generated from owned and leased properties), their review of the ownership/leasing selected companies and their experience and professional judgment, a particular reference range of multiples to the estimated Adjusted EBITDA attributable to each segment of Marriott’s business for the calendar year ending on December 31, 2016 as projected in the Updated Starwood-adjusted Marriott Forecasts—Conservative Case. The reference ranges of multiples applied to the estimated Adjusted EBITDA of each segment of Marriott are set forth in the table below:

TEV/2016E EBITDA Multiple Reference Range
Owned and Leased Hotels	12.0x – 13.0x
Unconsolidated Joint Venture Hotels	10.0x – 11.0x
Fees from Managed Properties	12.5x – 13.5x
Fees from Franchised Properties	14.0x – 15.0x
Marriott Vacations Worldwide Royalty Fees	12.5x – 13.5x
Other Income (1)	13.0x – 14.0x

(1)	Selected range of multiples applied to the “Other Income” component reflects a blended range of multiples based on the weighted average of the ranges of multiples the Starwood financial advisors applied to the other components of Adjusted EBITDA of Marriott.

The Starwood financial advisors then subtracted, from the aggregate value implied by applying the applicable multiples to the various components of estimated Adjusted EBITDA as described above, the estimated amount of corporate overhead expenses projected in the Updated Starwood-adjusted Marriott Forecasts—Conservative Case for the calendar year ending on December 31, 2016 (which were not reflected in the amount of Adjusted EBITDA for any of the segments included in the table above), capitalized at a range of 13.0x to 14.0x (based on a blended range of multiples calculated in the same manner as the reference range of multiples applied to the “Other Income” component of Adjusted EBITDA of Marriott as set forth in the table above). The Starwood financial advisors then subtracted from the resulting difference the amount of Marriott’s estimated net debt (calculated as debt less excess cash) as of December 31, 2015 as provided in Marriott’s public filings and added (i) the amount of Marriott’s outstanding notes receivable and other long-term receivables as of December 31, 2015 (in the case of outstanding notes receivable, utilizing the amount provided in Marriott’s public filings, and in the case of other long-term receivables, utilizing the estimated amount of such long-term receivables as provided in the Starwood-adjusted Marriott Forecasts—Conservative Case) and (ii) the amount of net proceeds from certain asset sales estimated in the Updated Starwood-adjusted Marriott Forecasts—Conservative Case to be received by Marriott in the calendar year ending on December 31, 2016, discounted to December 31, 2015 at a rate of 8.6% based on the midpoint of an estimated range of Marriott’s weighted average cost of capital. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Marriott on a standalone basis of $75.43 to $82.21.

Implied Adjusted Exchange Ratio Analysis

The Starwood financial advisors then calculated an implied adjusted exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the high end of the implied per share equity value reference range for Marriott, and by dividing the high end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the low end of the implied per share equity value reference range for Marriott, in each case as indicated by the sum-of-the-parts analyses described above based on the Updated Starwood Forecasts—Conservative Case and the Updated Starwood-adjusted Marriott Forecasts—Conservative Case. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the Combination Transactions:

Implied Exchange Ratio	Exchange Ratio in the Combination Transactions

0.49x – 0.61x	0.80x

Certain Starwood Financial Forecasts

The section of the Joint Proxy Statement/Prospectus entitled “The Combination Transactions—Certain Starwood Financial Forecasts” is hereby supplemented as follows:

Starwood does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, Starwood has included below certain updated financial forecasts of Starwood that, as described below, were furnished to Starwood’s Board and Starwood’s financial advisors in connection with discussions concerning the amendment. In addition, Starwood’s management provided to Starwood’s Board and Starwood’s financial advisors updated financial forecasts of Marriott, which were based on financial forecasts for Marriott provided to Starwood’s management by Marriott’s management.

During the period between the execution of the original merger agreement on November 15, 2015 and March 20, 2016, overall economic sentiment had become more uncertain. In addition, industry-wide revenue per available room and EBITDA results in 2015 were lower than expected and industry expectations for EBITDA growth in 2016 had been lowered (as has been described publicly), resulting in lower forecasted results in future years. As a result, Starwood’s management adjusted the “Starwood Forecasts—Base Case” and “Starwood Forecasts—Conservative Case” that were presented in the joint proxy statement/prospectus as filed on February 16, 2016 to reflect more conservative forecasts regarding Starwood’s future results, including with respect to EBTIDA and revenue per available room. The updated forecasts also reflect revised foreign exchange rates and the sale of one hotel during the period from November 15, 2015 to March 20, 2016. See “—Background of the Combination Transactions.” We refer to these updated forecasts as the “Updated Starwood Forecasts—Base Case” and the “Updated Starwood Forecasts—Conservative Case” (together, the “updated Starwood financial forecasts”).

The updated Starwood financial forecasts assume no future asset sales from the fiscal year ended December 31, 2016 to the fiscal year ended December 31, 2020. Additionally, the updated Starwood financial forecasts include the impact of the Vistana-ILG transactions as if the closing of such transactions had occurred on January 1, 2016.

In addition, Starwood’s management provided to Starwood’s Board and Starwood’s financial advisors updated financial forecasts of Marriott which were based on estimates of Marriott’s future financial performance previously provided to Starwood’s management by Marriott’s management, with adjustments made by Starwood’s management to those forecasts as a result of Starwood’s due diligence with respect to Marriott and to reflect the decline in the financial performance of the hotel industry since November 2015 as described above. We refer to these updated forecasts as the “Updated Starwood-adjusted Marriott Forecasts—Base Case” and the “Updated Starwood-adjusted Marriott Forecasts—Conservative Case” (together, the “updated Starwood-adjusted Marriott financial forecasts”). The updated Starwood-adjusted Marriott financial forecasts set forth below were based on the estimates of Marriott’s future financial performance for the fiscal years ended December 31, 2016, 2017 and 2018 or, in the case of the fiscal years ended December 31, 2019 and 2020, extrapolations thereof.

The updated Starwood-adjusted Marriott financial forecasts assume approximately $300 million in proceeds from asset sales from the fiscal year ended December 31, 2016 to the fiscal year ended December 31, 2020.

As discussed in the section of the joint proxy statement/prospectus entitled “—Background of the Combination Transactions,” in light of trends over the past several months, the Updated Starwood Forecasts—Conservative Case and the Updated Starwood-adjusted Marriott Forecasts—Conservative Case (together, the “Updated Conservative Cases”) represent Starwood management’s best current view of forecasted performance. Based on instructions from Starwood’s management, Citi and Lazard utilized the Updated Conservative Cases for their analyses and for purposes of their opinions.

These financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of this information is presented below.

While the updated Starwood financial forecasts and the updated Starwood-adjusted Marriott financial forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying these updated financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Starwood and Marriott operate, and the risks and uncertainties described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of Starwood and Marriott and will be beyond the control of the combined company. Starwood stockholders and Marriott stockholders are urged to review Starwood’s SEC filings for a description of risk factors with respect to Starwood’s business and Marriott’s SEC filings for a description of risk factors with respect to Marriott’s business, as well as, in each case, the section entitled “Risk Factors” of the joint proxy statement/prospectus. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the updated Starwood financial forecasts and the updated Starwood-adjusted Marriott financial forecasts, whether or not the Combination Transactions are completed. The inclusion in the joint proxy statement/prospectus of the updated Starwood financial forecasts and the updated Starwood-adjusted Marriott financial forecasts below should not be regarded as an indication that Starwood, Marriott, their respective boards of directors or their respective financial advisors considered, or now considers, these forecasts to be a reliable predictor of future results. The updated Starwood financial forecasts and the updated Starwood-adjusted Marriott financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of the joint proxy statement/prospectus are cautioned not to place undue reliance on this information. The updated Starwood financial forecasts and the Starwood- adjusted Marriott financial forecasts assume that each of Starwood and Marriott would continue to operate as standalone companies and do not reflect any impact of the Combination Transactions.

The updated Starwood financial forecasts and the updated Starwood-adjusted Marriott financial forecasts include certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in the joint proxy statement/prospectus may not be comparable to similarly titled amounts used by Starwood, Marriott or other companies. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the updated financial forecasts summarized in this section were prepared by Starwood’s management. Neither Ernst & Young LLP (Starwood’s and Marriott’s independent registered public accounting firm) nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Ernst & Young LLP nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The Ernst & Young LLP reports incorporated by reference in the joint proxy statement/prospectus relate to the historical financial information of Starwood and Marriott. Those reports do not extend to the updated financial forecasts and should not be read to do so.

By including in the joint proxy statement/prospectus the updated Starwood financial forecasts and the updated Starwood-adjusted Marriott financial forecasts below, none of Starwood, Marriott or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Starwood or Marriott compared to the information contained in the updated financial forecasts. Further, the inclusion of the updated Starwood financial forecasts and the updated Starwood-adjusted Marriott financial forecasts in the joint proxy statement/prospectus does not constitute an admission or representation by Starwood or Marriott that this information is material. The updated financial forecasts summarized in this section reflected the estimates and judgments available to Starwood’s management at the time they were prepared and have not been updated to reflect any changes since the dates the updated financial forecasts were prepared. Neither Starwood, Marriott, nor, after completion of the Combination Transactions, the combined company undertakes any obligation, except as required by law, to update or otherwise revise the updated Starwood financial forecasts or the updated Starwood-adjusted Marriott financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The summary of the updated financial forecasts is not included in the joint proxy statement/prospectus in order to induce any stockholder to vote in favor of the Starwood combination transactions proposal or any of the other proposals to be voted on at the Starwood and Marriott special meetings, but because the updated Starwood financial forecasts and the updated Starwood-adjusted Marriott financial forecasts were made available to Starwood’s Board and Starwood’s financial advisors.

Updated Starwood Forecasts—Conservative Case

The following table presents select updated financial forecasts of Starwood for the fiscal years ending 2016 through 2020 prepared by Starwood’s management.

	Fiscal Year Ending December 31
	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Revenues from Owned, Leased and Consolidated Hotels	$1,060	$1,104	$1,145	$1,183	$1,227
Total Fees (1)	$933	$1,036	$1,115	$1,198	$1,285
Adjusted EBITDA (2)	$990	$1,094	$1,171	$1,261	$1,360
Capital Expenditures (3)	$302	$276	$290	$305	$321
Unlevered Free Cash Flow (4)	$525	$537	$574	$630	$688

Updated Starwood Forecasts—Base Case

The following table presents select updated financial forecasts of Starwood for the fiscal years ending 2016 through 2020 prepared by Starwood’s management.

	Fiscal Year Ending December 31
	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Revenues from Owned, Leased and Consolidated Hotels	$1,060	$1,113	$1,167	$1,222	$1,283
Total Fees (1)	$933	$1,046	$1,139	$1,242	$1,357
Adjusted EBITDA (2)	$990	$1,113	$1,217	$1,342	$1,484
Capital Expenditures (3)	$302	$277	$292	$308	$326
Unlevered Free Cash Flow (4)	$525	$549	$603	$683	$769

(1)	Total fees include management fees and franchise fees from hotels and license fees from Starwood’s vacation ownership business, assuming the consummation of the Vistana-ILG transactions.
(2)	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non- GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the Starwood financial forecasts, Adjusted EBITDA is defined as net income, plus income tax (expense)/ benefit, plus interest expense, net, less equity (earnings) / losses in unconsolidated joint ventures (“UJVs”), plus depreciation and amortization, plus UJV EBITDA, less the non-cash amortization deferred gains resulting from the historical sales of hotels subject to long-term management contracts and less other amortization. Adjusted EBITDA for purposes of the Starwood financial forecasts differs from Adjusted EBITDA as historically reported by Starwood in its earnings releases in that amortization of deferred gains was excluded from Adjusted EBITDA for purposes of the Starwood financial forecasts. The amount of amortization of deferred gains and other amortization excluded from Adjusted EBITDA in the Starwood financial forecasts was estimated to be $84 million for each of 2016, 2017, 2018, 2019 and 2020.
(3)	Capital expenditures includes contract acquisition investment costs for each period presented.
(4)	Starwood unlevered free cash flows are defined as Adjusted EBITDA, less cash taxes, plus net proceeds from asset sales and less capital expenditures. Unlevered free cash flows for Starwood were arithmetically derived by Lazard and Citi based on the updated Starwood financial forecasts prepared and provided to Lazard and Citi by Starwood’s management.

Updated Starwood-adjusted Marriott Forecasts—Conservative Case

The following table presents select updated financial forecasts of Marriott for the fiscal years ending 2016 through 2020, which were derived from financial forecasts prepared by Marriott’s management, as adjusted and extrapolated by Starwood’s management.

	Fiscal Year Ending December 31
	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Total Fees (1)	$2,070	$2,290	$2,538	$2,763	$2,980
Adjusted EBITDA (2)	$1,802	$2,017	$2,248	$2,473	$2,690
Capital Expenditures (3)	$260	$390	$398	$398	$398
Unlevered Free Cash Flow (4)	$1,271	$1,135	$1,332	$1,415	$1,562

Updated Starwood-adjusted Marriott Forecasts—Base Case

The following table presents select updated financial forecasts of Marriott for the fiscal years ending 2016 through 2020, which were derived from financial forecasts prepared by Marriott’s management, as adjusted and extrapolated by Starwood’s management.

	Fiscal Year Ending December 31
	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Total Fees (1)	$2,070	$2,307	$2,612	$2,889	$3,200
Adjusted EBITDA (2)	$1,802	$2,037	$2,333	$2,617	$2,942
Capital Expenditures (3)	$260	$390	$398	$398	$398
Unlevered Free Cash Flow (4)	$1,271	$1,149	$1,390	$1,513	$1,734

(1)	Total fees include management fees, and franchise fees from hotels and license fees from Marriott Vacations Worldwide fees.
(2)	Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the updated Starwood-adjusted Marriott financial forecasts, Adjusted EBITDA is defined as net income, plus income taxes, less equity in (earnings) / losses in UJVs, less interest income, plus interest expense, less gain and other income, plus depreciation and amortization, plus UJV EBITDA and plus or minus certain other adjustments that are de minimis in the aggregate. For purposes of the updated Starwood-adjusted Marriott financial forecasts, Adjusted EBITDA includes non-cash compensation as an expense.

The amount of non-cash compensation included in Adjusted EBITDA as an expense in the updated Starwood-adjusted Marriott financial forecasts was estimated to be $111 million for each of 2016, 2017, 2018, 2019 and 2020.

(3)	Capital expenditures includes contract acquisition investment costs for each period presented.
(4)	Marriott unlevered free cash flows are defined as Adjusted EBITDA, less cash taxes, plus net proceeds from asset sales and less capital expenditures and contract acquisition costs. Unlevered free cash flows for Marriott were arithmetically derived by Lazard and Citi based on the updated Starwood-adjusted Marriott financial forecasts provided to Lazard and Citi, and prepared by Marriott’s management as adjusted and extrapolated by Starwood’s management.

Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board

The section of the Joint Proxy Statement/Prospectus entitled “The Combination Transactions - Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board” is hereby supplemented as follows:

After careful consideration, Marriott’s Board, at a meeting held on March 20, 2016, determined that the original merger agreement as amended by the amendment, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated by the original merger agreement as amended by the amendment are advisable, fair to and in the best interest of Marriott and its stockholders, authorized and approved the amendment, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated thereby by the unanimous approval of all directors in attendance, and adopted resolutions directing that the Marriott stock issuance proposal be submitted to Marriott stockholders for their consideration. Accordingly, Marriott’s Board recommends that Marriott stockholders vote “FOR” the Marriott stock issuance proposal.

Marriott’s Board considered many reasons in making its decision to recommend the adoption of the original merger agreement and the amendment and the approval of the transactions contemplated by the original merger agreement as amended by the amendment. In arriving at its decision, Marriott’s Board consulted with Marriott’s senior management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the proposed Combination Transactions are likely to result in significant strategic and financial benefits to Marriott and its stockholders, including the anticipated benefits described below (which are not listed in any relative order of importance).

Note that the factors below are in addition to the factors described in “The Combination Transactions—Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board” in the joint proxy statement/prospectus.

Strategic and Financial Benefits of the Combination Transactions

•	Marriott’s expectation to deliver on a stabilized basis at least $50 million of additional synergies than were originally anticipated for a total of at least $250 million in annual cost savings by leveraging operating and general administrative cost efficiencies;

•	Marriott’s expectation that the Combination Transactions will have a roughly neutral impact on Marriott’s earnings in 2017 and 2018, excluding one-time transaction and transition costs, and will be accretive to Marriott’s earnings thereafter;

•	The higher cash component of the merger consideration improves the efficiency of Marriott’s capital structure and reduces the use of valuable Marriott equity. The merger consideration now includes approximately 20 million fewer shares of Marriott common stock than under the terms of the Original Combination Transactions;

•	Marriott’s expectation that it will maintain its investment grade rating from credit ratings agencies following the closing of the Combination Transactions;

•	Marriott’s expectation that Marriott stockholders will own approximately 66% of the combined company on a fully diluted basis immediately following the closing of the Combination Transactions (up from 61% under the terms of the Original Combination Transactions) and, therefore, will continue to participate in potential appreciation in equity value of the combined company;

•	The oral and written opinion of Deutsche Bank to Marriott’s Board, dated March 20, 2016, and related financial analysis by Deutsche Bank to Marriott’s Board on such date, to the effect that, as of the date of such written opinion and based on and subject to the assumptions, limitations, qualifications and conditions described therein, the merger consideration in the proposed Combination Transactions was fair, from a financial point of view, to Marriott. A copy of that written opinion is furnished as Exhibit 99.5 hereto;

•	The termination fee which Starwood would be required to pay to Marriott under certain circumstances, including if Starwood’s Board withdraws or modifies in a manner adverse to Marriott its recommendation to Starwood stockholders with respect to the Starwood combination transactions proposal and Starwood or Marriott elects to terminate the merger agreement as a result, was increased from $400 million to $450 million. In addition, in circumstances in which Starwood would be required to pay the termination fee to Marriott, Starwood would also be required to reimburse Marriott for up to $18 million of its out-of-pocket expenses incurred in connection with arranging or obtaining financing for the Combination Transactions; and

•	The fact that Marriott was able to obtain a financing commitment from a consortium of financial institutions to fund the cash portion of the Merger Consideration.

Uncertainties, Risks and Potentially Negative Considerations

•	By increasing the merger consideration payable to Starwood stockholders, the Combination Transactions are expected to be less accretive to Marriott’s earnings than under the terms of the Original Combination Transactions;

•	The increase in the cash component would require Marriott to incur additional debt and as a result Marriott’s leverage ratio will be increased at the closing of the Combination Transactions;

•	In order to finance the additional cash component of the merger consideration, Marriott has incurred and expects to incur additional transaction costs; and

•	Starwood’s right, subject to certain conditions, to respond to and negotiate on certain alternative takeover proposals made before the time Starwood stockholders approve the Starwood combination transactions proposal and the right of Starwood’s Board to withdraw or modify in a manner adverse to Marriott its recommendation to Starwood stockholders in favor of the Starwood combination transactions proposal, subject to Starwood paying Marriott a termination fee of $450 million and the reimbursement of certain expenses if Starwood or Marriott elect to terminate the merger agreement as a result.

After considering these potentially positive and potentially negative reasons, all directors in attendance unanimously concluded, in their business judgment, that the potentially positive reasons relating to the original merger agreement as amended by the amendment and the transactions contemplated thereby (including the issuance of shares of Marriott common stock to Starwood stockholders) outweighed the potentially negative considerations.

The foregoing discussion of the information and reasons considered by Marriott’s Board is not exhaustive, but is intended to reflect the material reasons considered by Marriott’s Board in its evaluation of the Combination Transactions. In view of the complexity, and the large number, of the reasons considered, Marriott’s Board, both individually and collectively, did not find it practicable to, and did not attempt to, quantify or assign any relative or specific weight to the various reasons. Rather, Marriott’s Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of Marriott’s Board may have given different weight to different reasons.

The foregoing discussion of the information and reasons considered by Marriott’s Board is forward-looking in nature. This information should be read in light of the reasons described below under “Special Note About Forward-Looking Statements.”

Opinion of Marriott’s Financial Advisor—Opinion of Deutsche Bank

The section of the Joint Proxy Statement/Prospectus entitled “The Combination Transactions—Opinion of Marriott’s Financial Advisor—Opinion of Deutsche Bank” is amended and restated in its entirety and is set forth below:

Deutsche Bank has acted as financial advisor to Marriott in connection with the Combination Transactions. At the March 20, 2016 meeting of Marriott’s Board, Deutsche Bank rendered its oral opinion to Marriott’s Board, subsequently confirmed by delivery of a written opinion dated March 20, 2016, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration was fair, from a financial point of view, to Marriott.

The full text of Deutsche Bank’s written opinion, dated March 20, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Exhibit 99.5 to the Current Report on Form 8-K filed by Marriott with the Securities and Exchange Commission on March 25, 2016 and is incorporated into the joint proxy statement/prospectus by reference. The summary of Deutsche Bank’s opinion in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, Marriott’s Board in connection with and for the purpose of its evaluation of the Combination Transactions. Deutsche Bank’s opinion was limited to the fairness of the merger consideration, from a financial point of view, to Marriott as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the Combination Transactions or the merger agreement. Nor did it address the terms of any other agreement entered into in connection with the Combination Transactions. Marriott did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Combination Transactions, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Marriott, nor did it address the fairness of the contemplated benefits of the Combination Transactions. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Marriott to engage in the Combination Transactions or the relative merits of the Combination Transactions as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express any opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of Marriott common stock should vote on the Combination Transactions. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Combination Transactions, or any class of such persons, in connection with the Combination Transactions relative to the merger consideration. Deutsche Bank’s opinion does not in any manner address the prices at which Marriott common stock or other Marriott securities will trade following the announcement or consummation of the Combination Transactions.

In connection with its role as financial advisor to Marriott, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Starwood and Marriott, and certain internal analyses, financial forecasts and other information relating to Starwood, Marriott and the combined company prepared by Marriott’s management. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Marriott on the businesses and prospects of Starwood and Marriott, respectively, and the combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for Starwood common stock and Marriott common stock;

•	compared certain financial and stock market information for Starwood and Marriott with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the original merger agreement and the amendment; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Starwood or Marriott, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with the knowledge and permission of Marriott’s Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Starwood or Marriott or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Starwood, Marriott or any of their respective subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by Marriott to be achieved as a result of the Combination Transactions (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of Marriott’s Board, that such forecasts, including the Synergies, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Marriott’s management as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of Marriott’s Board that, in all respects material to its analysis, the Combination Transactions would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of Marriott’s Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Combination Transactions will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Marriott and its other advisors on such issues.

Marriott selected Deutsche Bank as its financial advisor in connection with the Combination Transactions based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Under an engagement letter between Marriott and Deutsche Bank, Marriott has agreed to pay Deutsche Bank a transaction fee of $15 million for its services as financial advisor to Marriott, of which $1 million became payable upon delivery of its November 15, 2015 opinion (or would have become payable if Deutsche Bank had advised Marriott’s Board that it was unable to render its opinion) and the remainder of which is contingent upon consummation of the Combination Transactions. Marriott has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Marriott or its affiliates for which the DB Group has received compensation, and in the future may receive, compensation, including (i) a member of the DB Group served as the lead arranger for, and is a lender under, Marriott’s senior revolving credit facility, (ii) a member of the DB Group served as a co-manager for Marriott’s offering of $450 million principal amount of 2.875% Series O senior unsecured notes due March 1, 2021, (iii) a member of the DB Group served as a co-manager for Marriott’s offering of $350 million principal amount of 3.750% Series P senior unsecured notes due October 1, 2025, (iv) a member of the DB Group served as a joint bookrunner for Marriott’s offering of $400 million principal amount of 3.125% Series N senior unsecured notes due October 15, 2021, (v) members of the DB Group expect to be lenders on debt that Marriott plans to incur in connection with financing the cash portion of the merger consideration, either under a new $3.75 billion revolving credit facility that Marriott plans to put in place on or before the closing of the Combination Transactions or pursuant to a financing commitment that Marriott obtained at the time it entered into the amendment, and (vi) a member of the DB Group acted as lead manager for Marriott’s share buyback program for Marriott common stock within the past two years. During the two years preceding the date of its opinion, the DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Starwood or its affiliates. The DB Group may also provide investment and commercial banking services to Marriott and Starwood in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Marriott, Starwood and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. During the two-year period ending on March 20, 2016 (excluding any fees payable upon delivery of Deutsche Bank’s opinion), members of the DB Group received fees of no more than $2 million in the aggregate for services rendered to Marriott related to M&A matters and equity capital markets, debt capital markets and bank financing matters.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to Marriott’s Board at its meeting held on March 20, 2016, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 18, 2016, and is not necessarily indicative of current market conditions.

Standalone Valuation of Starwood

Historical Trading Analysis

Deutsche Bank reviewed the historical prices for Starwood common stock during the 52-week period ended March 18, 2016, the last trading day before the public announcement of the amendment, which ranged from a low of $51.18 per share on January 20, 2016 to a high of $82.30 per share on April 29, 2015, in each case, net of the $5.69 per share consideration representing the value per share of Starwood common stock of Starwood’s vacation timeshare business (the “Vistana Value” and Starwood’s vacation timeshare business, the “Vistana business”), the sale of which is a condition to the closing of the Combination Transactions. Deutsche Bank calculated the Vistana Value of the Vistana business by dividing (x) the product of (A) the number of shares of common stock of ILG, to be issued to Starwood stockholders in the related pending acquisition of the Vistana business by ILG multiplied by (B) the 20-day volume weighted average price (the “VWAP”) of the common stock of ILG as of

March 18, 2016, divided by (y) the number of fully diluted shares of Starwood common stock outstanding on December 31, 2015 (as provided by Starwood’s management and agreed upon by Marriott’s management).

Deutsche Bank noted that the implied value of the merger consideration, excluding the Vistana Value, based on the cash portion of the merger consideration of $21.00 per share and the exchange ratio of 0.800 shares of Marriott common stock per share of Starwood common stock taking into account the 20-day VWAP of Marriott common stock of $69.65 per share as of March 18, 2016, is $76.72 per share of Starwood common stock, and the implied value of the merger consideration, excluding the Vistana Value, using the same analysis but taking into account the closing price of Marriott common stock of $73.16 per share on March 18, 2016 instead of the 20-day VWAP, is $79.53 per share of Starwood common stock.

Selected Public Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Starwood with corresponding financial information and valuation measurements for the following five publicly traded companies in the lodging industry:

•	Hilton Worldwide Holdings, Inc.

•	InterContinental Hotels Group Plc

•	Wyndham Worldwide Corporation

•	Hyatt Hotels Corporation (Class A shares)

•	Choice Hotels International, Inc.

Although none of the above selected companies is directly comparable to Starwood, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Starwood. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of the selected companies on March 18, 2016, information contained in the most recent public filings of the selected companies and earnings before interest, taxes, depreciation and amortization, which is referred to in this section of the joint proxy statement/prospectus as “EBITDA,” Deutsche Bank calculated for each of the selected companies the total enterprise value as a multiple of estimated 2016 EBITDA, which is referred to in this section of the joint proxy statement/prospectus as “TEV/2016E EBITDA” multiples. The following table presents the TEV/2016E EBITDA multiples for the selected companies and the mean and median of such multiples for the selected companies:

Selected Companies	TEV/2016E EBITDA
Hilton Worldwide Holdings, Inc.	10.4x
InterContinental Hotels Group Plc	13.0x
Wyndham Worldwide Corporation	8.8x
Hyatt Hotels Corporation (Class A shares)	10.1x
Choice Hotels International, Inc.	14.1x
Mean	11.3x
Median	10.4x

Based in part upon the TEV/2016E EBITDA trading multiples of the selected companies described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of implied values per share of Starwood common stock by applying TEV/2016E EBITDA multiples of 10.0x to 12.0x to the estimate of 2016 EBITDA for Starwood, excluding the Vistana business, provided to Deutsche Bank by Marriott’s management, resulting in a range of implied values of approximately $53.82 to $66.00 per share of Starwood common stock.

Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the transactions described in the table below involving publicly traded companies in the lodging industry announced since November 2005. Although none of the selected transactions is directly comparable to the proposed Combination Transactions, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed Combination Transactions.

For each selected transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s total enterprise value to its EBITDA for the twelve-month period before the announcement of the applicable transaction, which is referred to in this section of the joint proxy statement/prospectus as “TEV/LTM EBITDA,” and, for the one-year forward estimated EBITDA after the announcement of the transaction, which is referred to herein as “TEV/FY+1 EBITDA.” The following table presents the TEV/LTM EBITDA and the TEV/FY+1 EBITDA multiples for the selected transactions, and the mean and median of such multiples for the selected transactions:

Date Announced	Target	Acquirer	TEV/LTM EBITDA	TEV/FY+1 EBITDA
December 2015	Fairmont Holdings Ltd.	AccorHotels	N/A	20.8x
December 2014	Kimpton Hotels & Restaurants	InterContinental Hotels Group	21.5x	N/A
November 2014	Louvre Hotels Group	Jin Jiang International Holdings	12.2x	N/A
August 2014	Brazilian Hotel Group	GTIS Partners and GP Investments	13.7x	N/A
June 2011	Rosewood Hotels	New World Hospitality	N/A	22.0x
January 2010	Extended Stay Hotels	Centerbridge, Paulson & Co., Blackstone	N/A	11.5x
July 2007	Hilton Hotels Corp.	Blackstone Group	15.7x	13.9x
November 2006	Four Seasons	Cascade Inv/Kingdom Holdings	52.9x	40.1x
January 2006	Fairmont Hotels & Resorts	Colony Capital and HRH	20.9x	18.6x
December 2005	Hilton International	Hilton	14.4x	11.3x
November 2005	La Quinta	Blackstone Group	14.2x	12.6x

Mean (1)			16.1x	15.8x

Median (1)			14.4x	13.9x

(1)	Excludes the Cascade Investments/Kingdom Holdings acquisition of Four Seasons.

Based in part upon the multiples of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of implied values per share of Starwood common stock by applying multiples of 12.5x-15.0x to the estimate of 2016 EBITDA for Starwood, excluding the Vistana business, provided to Deutsche Bank by Marriott’s management, resulting in a range of implied values of approximately $69.05-$84.29 per share of Starwood common stock.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Starwood using financial forecasts and data provided by Marriott’s management and publicly available information to calculate a range of implied equity values per share of Starwood common stock as of March 18, 2016 on a standalone basis without giving effect to any Synergies, and after giving effect to the $250 million of Synergies estimated by Marriott’s management.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.0% to 10.0% to the sum of (i) Marriott’s management estimates of Starwood’s after-tax free cash flows for the period from January 1, 2016 through December 31, 2018, excluding the Vistana business, (ii) estimates of Starwood’s after-tax free cash flows for the period from January 1, 2019 through December 31, 2020, excluding the Vistana business, as extrapolated from the estimates in clause (i) and approved by Marriott’s management and (iii) a range of terminal values of Starwood at the end of such period.

The discount rate ranges were selected based upon Deutsche Bank’s professional judgment and experience after performing a weighted average cost of capital analysis of Starwood. The range of estimated terminal values was calculated by applying terminal value multiples ranging from 11.0x to 13.0x to Starwood’s estimated EBITDA for calendar year 2020.

This analysis resulted in a range of implied present values, in each case excluding the Vistana business, of approximately $63.41 to $78.57 per share of Starwood common stock on a standalone basis, and $78.35 to $96.63 per share of Starwood common stock after giving effect to the $250 million of Synergies estimated by Marriott’s management.

Standalone Valuation of Marriott

Historical Trading Analysis

Deutsche Bank reviewed the historical closing prices for Marriott common stock during the 52-week period ended March 18, 2016, the last trading day before the public announcement of the amendment, which ranged from a low of $58.38 per share on January 19, 2016 to a high of $84.31 per share on March 19, 2015.

Deutsche Bank noted that the 20-day VWAP of the Marriott common stock as of March 18, 2016, the last trading day before the public announcement of the amendment, was $69.65 and that the closing price as of such date was $73.16.

Analyst Price Targets

Deutsche Bank reviewed the stock price targets for Marriott common stock in 15 recently published, publicly available research analysts’ reports, which indicated low and high stock price targets ranging from $56.00 to $89.00 per share.

Selected Public Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Marriott with corresponding financial information and valuation measurements for the other selected companies in the lodging industry described under “—Standalone Valuation of Starwood—Selected Public Companies Analysis” above.

Although none of the selected companies is directly comparable to Marriott, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Marriott. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based in part upon the TEV/2016E EBITDA trading multiples of the selected companies described under “—Standalone Valuation of Starwood—Selected Public Companies Analysis” and taking into account its professional judgment and experience, Deutsche Bank calculated a range of implied values per share of Marriott common stock by applying TEV/2016E EBITDA multiples of 10.5x to 12.5x to the estimate of 2016 EBITDA for Marriott provided to Deutsche Bank by Marriott’s management, resulting in a range of implied values of approximately $62.10 to $76.84 per share of Marriott common stock.

Based on the closing prices of the common stock of the selected companies on March 18, 2016, information contained in the public filings of the selected companies for the fourth quarter of calendar year 2015 and earnings per share, which is referred to herein as “EPS,” Deutsche Bank also calculated with respect to each of the selected companies the closing price of the common stock of the selected companies on March 18, 2016 as a multiple of estimated 2016 EPS, which is referred to herein as “Price/2016E EPS” multiples.

The following table presents the Price/2016E EPS multiples for the selected companies and the mean and median of such multiples for the selected companies:

Selected Companies	Price/2016E EPS
Hilton Worldwide Holdings, Inc.	23.2x
InterContinental Hotels Group Plc	21.1x
Wyndham Worldwide Corporation	14.2x
Hyatt Hotels Corporation (Class A shares)	32.9x
Choice Hotels International, Inc.	22.1x
Mean	22.7x
Median	22.1x

Based in part upon the Price/2016E EPS trading multiples of the selected companies described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of implied values per share of Marriott common stock by applying Price/2016E EPS multiples of 18.0x to 21.0x to the estimate of 2016 EPS for Marriott provided to Deutsche Bank by Marriott’s management, resulting in a range of implied values of approximately $67.09 to $78.27 per share of Marriott common stock.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Marriott using financial forecasts and data provided by Marriott’s management and publicly available information to calculate a range of implied equity values per share of Marriott common stock as of March 18, 2016.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.0% to 10.0% to the sum of (i) Marriott’s management estimates of after-tax free cash flows for the period from January 1, 2016 through December 31, 2020 and (ii) a range of terminal values of Marriott at the end of such period.

The discount rate ranges were selected based upon Deutsche Bank’s professional judgment and experience after performing a weighted average cost of capital analysis of Marriott. The range of estimated terminal values was calculated by applying terminal value multiples ranging from 11.0x to 13.0x to Marriott’s estimated EBITDA for calendar year 2020.

This analysis resulted in a range of implied present values of approximately $80.36 to $103.54 per share of Marriott common stock.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Marriott, Starwood or the Combination Transactions.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to Marriott’s Board as to the fairness of the merger consideration, from a financial point of view, to Marriott as of the date of the opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by Marriott’s management with, numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Marriott or Starwood. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Marriott or Starwood or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Combination Transactions, including the merger consideration, were determined through arm’s-length negotiations between Marriott and Starwood and were approved by Marriott’s Board. Although Deutsche Bank provided advice to Marriott’s Board during the course of these negotiations, the decisions to enter into the original merger agreement and the amendment were solely that of Marriott’s Board. Deutsche Bank did not recommend any specific consideration to Marriott or Marriott’s Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Combination Transactions. As described above, the opinion of Deutsche Bank and its presentation to Marriott’s Board were among a number of factors taken into consideration by Marriott’s Board in making its determinations to approve the original merger agreement and the amendment, the Combination Transactions and the other transactions contemplated by the merger agreement.

Certain Prospective Financial Information Used by Marriott

The section of the Joint Proxy Statement/Prospectus entitled “The Combination Transactions—Certain Prospective Financial Information Used by Marriott” is hereby supplemented as follows:

Updated Marriott Prospective Financial Information

Marriott does not as a matter of course publicly disclose forecasts as to future earnings and other financial performance beyond the current fiscal year, due to the unpredictability of the underlying assumptions and estimates. Prior to executing the amendment, Marriott’s management provided to Deutsche Bank in connection with Deutsche Bank’s evaluation of the fairness of the merger consideration from a financial point of view, non-public, internal financial forecasts regarding Marriott’s anticipated future operations for the 2015 through 2018 fiscal years. Marriott’s Board considered these internal forecasts for purposes of evaluating the Combination Transactions (including the terms as amended by the amendment), and Marriott has included a summary of these internal forecasts below to give Marriott stockholders and investors access to certain non-public information that was furnished to third parties.

Marriott did not prepare these internal financial forecasts with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles in the United States. Marriott is not including the summary of these internal financial forecasts below to influence your decision whether to vote for the Marriott stock issuance proposal or any other proposal and these internal forecasts do not give effect to the Combination Transactions. Neither Ernst & Young LLP (Starwood’s and Marriott’s independent registered public accounting firm) nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Ernst & Young LLP nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The Ernst & Young LLP reports incorporated by reference in the joint proxy statement/prospectus relate to the historical financial information of Starwood and Marriott. Those reports do not extend to the financial forecasts and should not be read to do so.

Marriott based these internal financial forecasts on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently subjective and uncertain and are beyond the control of Marriott’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Marriott’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of Marriott’s Annual Report on Form 10-K for the year ended December 31, 2015 which is filed with the SEC and incorporated by reference into the joint proxy statement/prospectus as well as factors described in the “Risk Factors” section of the joint proxy statement/prospectus. These internal financial forecasts also reflect assumptions as to certain business assumptions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

You should not regard the inclusion of a summary of these internal financial forecasts in the joint proxy statement/prospectus as an indication that any of Marriott, Starwood or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such. Marriott, Starwood and their respective affiliates, advisors, officers, directors, partners and representatives can give you no assurance that projected results will be achieved and actual results could differ materially. Further, the inclusion of the Marriott financial forecasts and the Marriott-adjusted Starwood financial forecasts in the joint proxy statement/prospectus does not constitute an admission or representation by Starwood or Marriott that this information is material. Marriott, Starwood and their respective affiliates, advisors, officers, directors, partners and representatives undertake no obligation to update or otherwise revise or reconcile these internal financial forecasts. Marriott, its affiliates, advisors, officers, directors, partners or representatives make no representation regarding Marriott’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Further, Marriott has made no representation to Starwood, in the merger agreement or otherwise, concerning these internal financial forecasts. These forecasts do not give effect to the Combination Transactions. Marriott urges all stockholders to review Marriott’s SEC filings for a description of Marriott’s reported financial results.

	Fiscal
Updated Marriott Prospective Financial Information	2016	2017	2018
		($ in Millions)
Total Franchise, Base Management and Incentive Management Fee Revenue (1)	$2,033	$2,302	$2,552
Total Owned, Leased Hotel Revenues (2)	$760	$782	$818
Adjusted EBITDA (3)	$1,929	$2,191	$2,433
Maintenance and Investments Capex (4)	$284	$390	$398
Unlevered Free Cash Flow (5)	$1,153	$1,265	$1,408

(1)	Total franchise, base management and incentive management fee revenue forecast for 2016 uses Marriott’s updated assumption of comparable worldwide RevPAR growth on a constant dollar basis of 4.4% and worldwide net rooms growth of 7.0%. Marriott has not updated its forecast for total franchise, base management and incentive management fee revenue for 2017 and 2018.
(2)	Reflects 6, 5 and 4 owned hotels and 42, 42 and 42 leased hotels at year end 2016, 2017 and 2018 respectively. Does not include credit card branding fees, termination fees, property and brand revenue or other revenue.
(3)	Adjusted EBITDA defined as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the Updated Marriott Prospective Financial Information, Adjusted EBITDA is defined as net income, plus tax provision, plus interest expense, net, less equity (earnings) / losses in unconsolidated joint ventures (“UJVs”), plus depreciation and amortization, plus UJV EBITDA and Share Based Compensation Expense (Gross). This presentation of Adjusted EBITDA is consistent with Marriott’s presentation in its quarterly earnings releases.

(4)	Maintenance and Investment Capex includes maintenance capital spending on hotels and systems, and contract acquisition costs (key money). This amount does not include capital spending to build or buy hotels, expand hotels, loan advances or equity investments. This amount also does not reflect expected asset sales and loan repayments.
(5)	Marriott’s unlevered free cash flow is defined as earnings before interest and taxes, less cash taxes, plus depreciation and amortization, plus working capital and other balance sheet adjustments, and less Maintenance and Investment Capex.

As described under the section entitled “—Opinion of Marriott’s Financial Advisor” above, Deutsche Bank performed a discounted cash flow analysis of Marriott using financial forecasts and data provided by Marriott’s management and publicly available information to calculate a range of implied equity values per share of Marriott common stock as of March 18, 2016. While Marriott’s management provided specific projections relevant to Deutsche Bank’s valuation for the fiscal years 2016 through 2018, Marriott’s management did not provide the equivalent information for the fiscal years 2019 and 2020, or for the terminal year.

Information related to fiscal years 2019 and 2020, and terminal year operating performance was neither prepared nor utilized by Marriott’s management in its presentations to Marriott’s Board for purposes of evaluating the Combination Transactions (including the terms as amended by the amendment). Rather, for its analysis, Deutsche Bank supplemented the Marriott forecast for the fiscal years 2016 through 2018 with publicly available information, including industry performance, long-term general macro-economic forecasts, as well as certain operating performance trends (e.g., operating margins) to derive information for fiscal years 2019 and 2020, as well as the terminal year and such information was approved by Marriott’s management for use in the discounted cash flow analysis for fiscal years 2019 and 2020, as well as the terminal year.

Updated Marriott-Adjusted Starwood Prospective Financial Information

In connection with its due diligence process prior to the execution of the original merger agreement and from time to time in the ordinary course of business thereafter, Marriott’s management, Deutsche Bank, and Starwood’s financial advisors received from Starwood’s management non-public, internal financial forecasts regarding Starwood’s anticipated future operations for the 2015 through 2020 fiscal years. While these forecasts were the basis of Marriott’s forecast of Starwood’s future results, the prospective financial information Marriott’s management provided to Marriott’s Board and Deutsche Bank reflected Marriott’s own business assumptions with respect to Starwood. Based on instructions from Marriott’s management, Deutsche Bank utilized the Starwood prospective financial information, as modified by Marriott’s assumptions, which is presented below for their analyses and support for their opinion.

Marriott’s management adjusted prospective financial information that Starwood provided to Marriott to reflect assumptions about capital allocations and asset sales that would be consistent with Marriott’s asset-light operating model. The Updated Marriott-Adjusted Starwood Prospective Financial Information assumes the sale of 19 hotels from 2016 to 2018 which were not assumed in the prospective financial information that Starwood provided to Marriott. As a result of these assumed asset sales, as compared to the prospective financial information that Starwood provided to Marriott, the Updated Marriott-Adjusted Starwood Financial Prospective Information assumes (a) lower owned revenue of approximately $117 million for 2016, $736 million for 2017 and $886 million for 2018 and expenses related to owned properties of $91 million for 2016, $569 million for 2017 and $679 million for 2018, respectively, (b) higher management fees for the retained management contracts relating to the sold assets of approximately $5 million for 2016, $27 million for 2017 and $31 million for 2018, (c) net lower EBITDA of $21 million for 2016, $140 million for 2017 and $177 million for 2018 and (d) higher after-tax proceeds from asset sales of $728 million for 2016, $563 million for 2017 and $193 million 2018. The Updated Marriott-Adjusted Starwood Prospective Financial Information also reflects other less significant changes.

Updated Marriott-Adjusted Starwood Prospective Financial Information	Fiscal
	2016	2017	2018
		($ in Millions)
Total Franchise, Base Management and Incentive Management Fee Revenue	$974	$1,099	$1,174
Total Owned, Leased and Consolidated Hotels Revenues (1)	$1,044	$495	$407
Adjusted EBITDA (2)	$1,013	$1,003	$1,060
Maintenance and Investments Capex (3)	$341	$310	$290
Unlevered Free Cash Flow (4)	$1,034	$1,143	$1,236

(1)	Reflects 14, 9 and 5 owned hotels and 8, 8 and 8 leased hotels at year end 2016, 2017 and 2018, respectively. Does not include credit card branding fees, termination fees, property and brand revenue or other revenue.
(2)	Marriott-adjusted Starwood Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the Starwood Financial Prospective Information, Adjusted EBITDA is defined as net income, plus tax provision, plus interest expense, net, less equity (earnings) / losses in unconsolidated joint ventures (“UJVs”), plus depreciation and amortization, plus UJV EBITDA and less the non-cash amortization of deferred gains resulting from the historical sales of hotels subject to long-term management contracts. Adjusted EBITDA for purposes of the Starwood Forecasts differs from Adjusted EBITDA as historically reported by Starwood in its earnings releases in that amortization of deferred gains was excluded from Adjusted EBITDA for purposes of the Starwood Forecasts. The amount of amortization of deferred gains excluded from Adjusted EBITDA in both the Starwood Forecasts was estimated to be $81 million for each of 2016, 2017 and 2018.
(3)	Maintenance and Investment Capex includes maintenance capital spending on hotels and systems, and contract acquisition costs (key money). This amount does not include capital spending to build or buy hotels, expand hotels, loan advances or equity investments. This amount also does not reflect expected asset sales and loan repayments.
(4)	Marriott-adjusted Starwood unlevered free cash flows are defined as Adjusted EBITDA, less cash taxes, plus net proceeds from asset sales and less Maintenance and Investment Capex. Unlevered free cash flows for Starwood were arithmetically derived and adjusted by Marriott based on the Starwood Forecasts.

Interests of Starwood Directors and Executive Officers in the Combination Transactions

The following information reflects the effects of the amendment and updates certain information presented in “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions” in the Joint Proxy Statement/Prospectus. Except as set forth below, the information presented in “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions” in the Joint Proxy Statement/Prospectus remains unchanged. However, the sections set forth below supersede and replace the equivalent sections in the Joint Proxy Statement/Prospectus.

Treatment of Starwood Stock Options and Other Equity-Based Awards

The following table shows, for each Starwood director and current or former executive officer, as applicable: (1) the number of shares of Starwood common stock subject to unvested restricted stock awards, restricted stock units and performance share awards (assuming target-level performance) held by such individual and (2) the value of such awards. The values in the table below have been determined assuming a share price of $84.02, which is the average closing price of Starwood common stock over the period beginning on March 21, 2016 and ending on March 22, 2016 (the most recent practicable dates prior to filing), and are based on applicable holdings as of March 15, 2016, without regard to any grants that may be made after such date and without reduction for any other equity-based awards that are expected to vest in the ordinary course between such date and June 30, 2016 (which date is the assumed date of the consummation of the Combination Transactions solely for purposes of this compensation-related disclosure). The values in the table below do not reflect any adjustments to the equity-based awards that will be made in connection with the Vistana spin-off in order to preserve the value of such awards.

Name	Restricted Stock or Restricted Stock Units (#)	Value ($)	Performance Shares (#)	Value ($)
Directors (1)
Ambassador Charlene Barshefsky	1,958	164,511	—	—
Thomas E. Clarke Ph.D.	1,958	164,511	—	—
Clayton C. Daley, Jr.	1,958	164,511	—	—
Bruce W. Duncan	8,153	685,015	—	—
Lizanne Galbreath	1,958	164,511	—	—
Eric Hippeau	1,958	164,511	—	—
Aylwin B. Lewis	1,958	164,511	—	—
Stephen R. Quazzo	1,958	164,511	—	—
Thomas O. Ryder	1,958	164,511	—	—
Executive Officers
Thomas B. Mangas	45,909	3,857,274	44,827	3,766,365
Alan M. Schnaid	16,824	1,413,552	5,093	427,914
Sergio D. Rivera	52,403	4,402,900	26,768	2,249,047
Simon M. Turner	33,407	2,806,856	49,597	4,167,140
Martha C. Poulter	57,671	4,845,517	24,301	2,041,770
Jeffrey M. Cava	19,510	1,639,230	28,131	2,363,567
Kenneth S. Siegel	26,080	2,191,242	37,366	3,139,491
Frits van Paasschen (2)	—	—	18,317	1,538,994
Philip P. McAveety (3)	—	—	—	—
Christie N. Hicks (4)	1,628	136,785	850	71,417

(1)	Certain of Starwood’s non-employee directors also hold deferred stock units, as described in the section entitled “The Merger Agreement—Treatment of Starwood Stock Options and Other Equity-Based Awards” in the joint proxy statement/prospectus. Because these deferred stock units are already vested and not based on, enhanced by or otherwise related to the Combination Transactions, except insofar as they are treated the same as shares of Starwood common stock, they are not reflected in the table above. The number of deferred stock units held by each non-employee director is included in the number of shares of Starwood common stock beneficially owned by such director where such information is provided in Starwood’s filings with the SEC. The aggregate value of the deferred stock units held by Starwood’s non-employee directors, based on the assumptions described above, is $6,834,775.
(2)	In the case of Mr. van Paasschen, his currently outstanding performance share awards have been prorated as provided for in his separation agreement with Starwood.
(3)	In the case of Mr. McAveety, pursuant to the terms of his transition and separation agreements, he will not be eligible to vest in any equity awards after March 31, 2016, and therefore, no value is shown for him in this table.
(3)	In the case of Ms. Hicks, who will retire from Starwood effective March 31, 2016, her outstanding performance share awards have been prorated as provided for in Starwood’s rules applicable to retired employees and in her award agreement with Starwood.

Individual Agreements with Starwood Executive Officers

The aggregate value of the severance and other benefits that are enhanced by or otherwise related to the Combination Transactions that Starwood’s executive officers are eligible to receive pursuant to the individual agreements with Starwood described above, assuming, solely for purposes of this compensation-related disclosure, the completion of the Combination Transactions occurred on June 30, 2016 and the executive officers experienced a termination of employment without cause or resigned for good reason or, in the case of Messrs. Mangas and Schnaid, modified good reason immediately thereafter, is $23,808,798 (not including the value of the accelerated vesting of other equity-based awards, which are quantified under “—Treatment of Starwood Stock Options and Other Equity-Based Awards” above).

Quantification of Payments to Starwood’s Named Executive Officers

The Starwood “named executive officers” for purposes of the disclosure in the joint proxy statement/ prospectus are: Thomas B. Mangas (Chief Executive Officer); Alan M. Schnaid (Senior Vice President and Chief Financial Officer); Sergio D. Rivera (President, The Americas); Simon M. Turner (President, Global Development); Martha C. Poulter (Executive Vice President and Chief Information Officer); Adam M. Aron (former Chief Executive Officer on an interim basis) and Frits van Paasschen (former President and Chief Executive Officer).

The table below sets forth the estimated amounts of compensation that each named executive officer could receive that is based on or otherwise related to the Combination Transactions. These amounts have been calculated assuming the completion of the Combination Transactions occurred on June 30, 2016, and, where applicable, assuming that each named executive officer’s employment was terminated without “cause” or that each named executive officer resigned for “good reason” or, in the case of Messrs. Mangas and Schnaid, “modified good reason” (either, a “qualifying termination”), in each case, as defined in the applicable severance agreement or retention letter immediately following the completion of the Combination Transactions. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in the joint proxy statement/prospectus. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation (1)

Named Executive Officer	Cash ($) (2)	Equity ($) (3)	Perquisites / Benefits ($) (4)	Other ($) (5)	Total ($)

Thomas B. Mangas	4,289,678	7,623,639	237,290	—	12,150,607

Alan M. Schnaid	1,342,282	1,841,466	121,585	200,000	3,505,333

Sergio D. Rivera	3,410,482	6,651,947	186,350	—	10,248,780

Simon M. Turner	3,538,914	6,973,996	194,039	—	10,706,949

Martha C. Poulter	4,695,098	6,887,287	180,090	—	11,762,476

(1)	Mr. van Paasschen resigned from his role of President and Chief Executive Officer on February 13, 2015. In connection with his resignation, Mr. van Paasschen’s then-existing performance share awards will be treated in accordance with certain provisions of Mr. van Paasschen’s separation agreement and he will not receive any severance or enhanced benefits as an executive officer in connection with the Combination Transactions. Mr. Aron resigned from his role of Chief Executive Officer on an interim basis effective on December 30, 2015. In connection with his resignation, Mr. Aron will not receive any severance or enhanced benefits as an executive officer in connection with the Combination Transactions. As a result, Messrs. van Paasschen and Aron have been omitted from the table above.
(2)	Cash. Amounts reflect the value of cash severance payments payable under the named executive officer’s severance agreement, as applicable, as described under the section entitled “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions.” The severance amounts in this column are all “double-trigger” in nature, which means that payment of these amounts is conditioned on both the completion of the Combination Transactions and a qualifying termination of employment.
(3)	Equity. Amounts reflect the value of the Starwood stock options and other equity-based awards held by the named executive officers that were outstanding and unvested as of March 15, 2016, without regard to any grants that may be made after such date and without reduction for any other equity-based awards that are expected to vest in the ordinary course between such date and June 30, 2016 the assumed date of the completion of the Combination Transactions solely for purposes of this compensation-related disclosure. As described in greater detail in the sections of the joint proxy statement/prospectus entitled “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions” and “The Combination Transactions—Treatment of Starwood Stock Options and Other Equity-Based Awards,” in connection with the completion of the Combination Transactions, these awards will convert into equity-based awards for Marriott common stock of the same type and on the same terms and conditions, except that any performance criteria will be deemed satisfied at the greater of target or actual performance as of immediately before the completion of the Combination Transactions. All amounts reflected in this column are “double-trigger” in nature, which means that payment of these amounts is conditioned on both the completion of the Combination Transactions and a qualifying termination of employment. These amounts have been calculated assuming that the fair market value of a share of Starwood common stock is equal to $84.02, which is the average closing price of Starwood common stock over the period beginning on March 21, 2016 and ending on March 22, 2016 (the most recent practicable dates prior to filing). These amounts do not reflect any adjustments to the other equity-based awards that will be made in connection with the Vistana spin-off in order to preserve the value of such awards.
(4)	Perquisites/Benefits. Amounts reflect, as applicable, the value of perquisites and benefits payable under the applicable named executive officer’s severance agreement as described under the section of the joint proxy statement/prospectus entitled “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions” and include the following: the estimated value of two years (18 months in the case of Mr. Schnaid) continued health and welfare benefits (Mr. Mangas, $37,290; Mr. Schnaid, $21,585; Mr. Rivera, $33,412; Mr. Turner, $37,615; and Ms. Poulter, $37,290); and up to two years of outplacement services with a value of up to 20% of the named executive officer’s base salary (Mr. Mangas, $200,000; Mr. Schnaid, $100,000; Mr. Rivera, $152,938; Mr. Turner, $156,424; and Ms. Poulter, $142,800). Each named executive officer also has the right to receive an amount equal to any 401(k) account balances that are forfeited in connection with such termination, although all such officers are currently fully vested in their 401(k) account balances. These benefits are all “double-trigger” in nature, which means that payment of these amounts is conditioned on both the completion of the Combination Transactions and a qualifying termination of employment.
(5)	Other. Amounts reflect the value of any transaction retention awards received by the named executive officers. These amounts are modified “single-trigger” in nature, which means that payment of these amounts is conditioned only on the completion of the Combination Transactions and continued employment for 60 days following the completion, unless the named executive officer incurs a qualifying termination of employment prior to such date.

Regulatory Clearances Required for the Combination Transactions

The section of the Joint Proxy Statement/Prospectus entitled “The Combination Transactions—Regulatory Clearances Required for the Combination Transactions” is hereby supplemented as follows:

On February 19, 2016, the Competition Bureau of Canada issued a “no-action letter” in respect of the Combination Transactions. On February 29, 2016, the waiting period mandated by United States law under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), expired in connection with the Combination Transactions. On March 14, 2016, the Taiwan Fair Trade Commission sent a formal notice that the Combination Transactions were not notifiable. On March 16, 2016, the South African Competition Commission (“SACC”) confirmed receipt of the Parties’ voluntary notice of the Combination Transactions and that no further notification was required; this means that the SACC will not further review the Combination Transactions. On March 17, 2016, the Colombian Superintendency of Industry and Commerce (“SIC”) acknowledged receipt of the parties’ notification and confirmed that the parties’ combined shares in geographic areas in which they overlap is less than 20%; this means that the SIC has determined that a full pre-merger filing is not necessary and it has cleared the Combination Transactions.

Litigation Relating to the Combination Transactions

The sections of the Joint Proxy Statement/Prospectus entitled “Summary—Litigation Related to the Combination Transactions” and “The Combination Transactions—Litigation Related to the Combination Transactions” are hereby supplemented as follows:

On March 16, 2016, Mr. Smukler filed a motion to vacate the Court’s February 16, 2016 dismissal order, and to deny the Starwood defendants’ motion to dismiss Mr. Smukler’s direct claim against the members of Starwood’s Board, on the grounds of purported newly discovered evidence, namely, Starwood’s March 14, 2016 announcement that it had received, and that Starwood’s Board was considering, an unsolicited, non-binding proposal, dated March 10, 2016, from a consortium of companies to acquire all of the outstanding shares of common stock of Starwood. The Starwood defendants’ response to the motion is due on March 31, 2016.

Starwood and Marriott believe that Mr. Smukler’s motion is without merit, and Starwood intends to defend against it vigorously.

STARWOOD AND MARRIOTT UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The section of the Joint Proxy Statement/Prospectus entitled “Starwood and Marriott Unaudited Pro Forma Condensed Combined Financial Statements” is hereby amended and restated in its entirety and is set forth below:

On November 15, 2015, Marriott and Starwood entered into the original merger agreement, under which Marriott will combine with Starwood through the Original Combination Transactions. On March 20, 2016, Marriott and Starwood agreed to an amendment to the original merger agreement in which Marriott increased the consideration to be transferred to Starwood stockholders in connection with the Combination Transactions. The amendment was filed as Exhibit 2.1 to the Current Reports on Form 8-K filed by each of Starwood and Marriott on March 21, 2016. After the completion of the Combination Transactions Starwood will be an indirect wholly owned subsidiary of Marriott. On October 27, 2015, Starwood entered into definitive agreements with Vistana and ILG providing for the spin-off of Vistana from Starwood and Vistana’s subsequent merger with ILG. For purposes of this section, the Combination Transactions and Vistana-ILG transactions are referred to collectively as the “Transactions.”

These unaudited pro forma condensed combined financial statements give effect to the proposed Transactions (the “Pro Forma Combined”). Specifically, Marriott presents the pro forma consolidated balance sheet as if the Transactions had occurred on December 31, 2015. Marriott presents the pro forma consolidated statement of income for the year ended December 31, 2015 as if the Transactions had occurred on January 1, 2015. For the purposes of presentation, Starwood provided Marriott with adjusted historical consolidated financial statements assuming the Vistana-ILG transactions has occurred to arrive at Starwood historical adjusted financial statements (the “Starwood Historical Adjusted”). See Note 7, “Starwood Historical Adjusted” to these unaudited pro forma condensed combined financial statements for further information.

In order to make these unaudited pro forma condensed combined financial statements easier to read, Marriott refers throughout to unaudited pro forma condensed combined financial statements, associated adjustments and related information as the “pro forma financial statements” throughout this document. All such statements and information are condensed and unaudited, and also combined, except where such information by its presentation or context applies only to Marriott or Starwood.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2015

(Millions of U.S. Dollars)

	Marriott Historical	Starwood Historical Adjusted (Note 7)	Reclassifications (Note 6)	Pro Forma Adjustments (Note 5)	Notes (Note 5)	Pro Forma Combined
ASSETS
Current assets
Cash and equivalents	$96	$1,153	$—	$(3,560)	(b)
				3,538	(c)	$1,227
Restricted cash	—	19	(19)	—		—
Accounts and notes receivable, net	1,103	574	11	—		1,688
Inventories	—	15	(15)	—		—
Current deferred taxes, net	—	—	—	—		—
Prepaid expenses and other	107	131	23	(15)	(d)	246
Assets held for sale	78	—	—	—		78

	1,384	1,892	—	(37)		3,239
Investments	—	170	(170)	—		—
Property and equipment, net	1,029	1,699	—	1,187	(e)	3,915
Goodwill and intangible assets	2,394	1,744	—	(1,744)	(a)
				8,839	(f)
				6,673	(g)	17,906
Equity and cost method investments	165	—	170	403	(h)	738
Notes receivable, net	215	—	—	—		215
Deferred taxes, net	672	700	—	—		1,372
Other noncurrent assets	223	437	—	(251)	(d)
				(15)	(k)
	—	—	—	10	(m)	404

	$6,082	$6,642	$—	$15,065		$27,789

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current portion of long-term debt	$300	$33	$—	$—		$333
Accounts payable	593	86	81	—		760
Accrued payroll and benefits	861	361	—	—		1,222
Liability for guest loyalty programs	952	—	491	—		1,443
Accrued expenses and other	527	—	930	(83)	(i)
				125	(j)
				18	(o)	1,517
Accrued expenses	—	1,225	(1,225)	—		—
Accrued taxes and other	—	277	(277)	—		—

	3,233	1,982	—	60		5,275
Long-term debt	3,807	2,153	—	3,538	(c)
				24	(k)	9,522
Liability for guest loyalty programs	1,622	—	728	—		2,350
Deferred income taxes	—	32	—	3,050	(m)	3,082
Other non-current liabilities	1,010	2,388	(728)	(1,329)	(i)
				(27)	(l)
				10	(m)	1,324
Shareholders’ (deficit) equity	(3,590)	84	—	(84)	(a)
				9,969	(b)
				(125)	(j)
				(18)	(o)	6,236
Noncontrolling interest	—	3	—	(3)	(a)	—

Total equity	(3,590)	87	—	9,739		6,236

Total liabilities and equity	$6,082	$6,642	$—	$15,065		$27,789

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2015

(Millions of U.S. Dollars, except per share amounts)

	Marriott Historical	Starwood Historical Adjusted (Note 7)	Reclassifications (Note 6)	Pro Forma Adjustments (Note 5)	Notes (Note 5)	Pro Forma Combined
REVENUES
Base management fees	$698	$—	$366	$—		$1,064
Franchise fees	853	—	293	—		1,146
Incentive management fees	319	—	210	—		529
Management fees, franchise fees and other income	—	1,084	(1,084)	—		—
Owned, leased, and other revenue	986	1,192	73	—		2,251
Vacation ownership and residential sales and services	—	7	(7)	—		—
Cost reimbursements	11,630	2,593	67	—		14,290

	14,486	4,876	(82)	—		19,280
OPERATING COSTS AND EXPENSES
Owned, leased, and other-direct	733	931	—	(1)	(l)	1,663
Vacation ownership and residential	—	6	(6)	—		—
Depreciation, amortization and other	139	241	(67)	(29)	(a)
				16	(e)
				48	(f)	348
General, administrative, and other	634	388	15	—		1,037
Restructuring and other special charges (credits), net	—	72	—	—		72
Reimbursed costs	11,630	2,593	67	—		14,290

	13,136	4,231	9	34		17,410

OPERATING INCOME	1,350	645	(91)	(34)		1,870
Gains and other income	27	—	67	(91)	(i)	3
Interest expense, net	(138)	(108)	—	(82)	(c)
				(1)	(k)	(329)
Equity in earnings (losses)	16	40	20	—		76
Loss on early extinguishment of debt, net	—	—	—	—		—
Loss on asset dispositions and impairments, net	—	(4)	4	—		—

INCOME (LOSS) BEFORE INCOME TAXES	1,255	573	—	(208)		1,620
Provision for income taxes	(396)	(165)	—	11	(d)
				66	(m)	(484)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$859	$408	$—	$(131)		$1,136

EARNINGS PER SHARE-Basic
Earnings per share	$3.22				(n)	$2.82

EARNINGS PER SHARE-Diluted
Earnings per share	$3.15				(n)	$2.77

Weighted average shares outstanding—basic (in millions)	267.3				(n)	402.9
Weighted average shares outstanding—diluted (in millions)	272.8				(n)	409.4

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS GIVING EFFECT TO THE TRANSACTIONS

Note 1. Basis of Presentation

The accompanying pro forma financial statements reflect the impact of the Transactions on Marriott’s consolidated financial statements. The pro forma consolidated balance sheet and pro forma consolidated statement of income are based on the historical financial statements and accounting records of Marriott and Starwood, giving effect to the Combination Transactions-related reclassifications and pro forma adjustments as described in these notes. Marriott presents the effect of the Vistana-ILG transactions, which includes the effects of the License, Service and Development Agreement to be entered into upon consummation of the Vistana-ILG transactions (the “Vistana Agreement”) on the historical consolidated financial statements of Starwood in Note 7, “Starwood Historical Adjusted.”

Marriott presents the pro forma consolidated balance sheet as if the Transactions had occurred on December 31, 2015. Marriott presents the pro forma consolidated statement of income for the year ended December 31, 2015 as if the Transactions occurred on January 1, 2015.

Marriott has adjusted historical consolidated financial statements of Marriott and Starwood to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) for the pro forma statements of income, expected to have a continuing impact on the combined results.

Marriott has prepared the pro forma financial statements for the Combination Transactions using the acquisition method of accounting under existing U.S. GAAP, with Marriott as the acquiror in the Combination Transactions for accounting purposes. Under the acquisition method of accounting, Marriott will measure the total estimated purchase price (consideration transferred) as described in Note 3, “Estimate of Consideration Expected to be Transferred,” at the Closing Date of the Combination Transactions using the market price of Marriott common stock and number of outstanding shares of Starwood common stock and equity-based awards at that time. Therefore, this may result in a per share equity value that is different from that assumed for the purposes of preparing these pro forma financial statements. Marriott has based the underlying tangible and intangible assets acquired and liabilities assumed on their respective fair market values, with any excess purchase price allocated to goodwill. Marriott has measured the assets and liabilities of Starwood Historical Adjusted based on various preliminary estimates and will revise them at the effective time of the Combination Transactions as additional information becomes available and as Marriott performs additional valuation work.

The proposed Combination Transactions have not yet received all the necessary approvals from governmental authorities. For example, under certain laws and regulations, there are significant limitations on what Marriott can learn about Starwood before the Combination Transactions close. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with the rules and regulations of the SEC. Once the Combination Transactions have closed, Marriott will complete the purchase price allocation after performing a valuation of Starwood’s assets and liabilities at the level of detail necessary to finalize the purchase price allocation. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operation and financial position.

Acquisition related transaction costs (e.g., investment banking, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges have not been included as a component of consideration transferred, but instead must be expensed as incurred. The pro forma balance sheet reflects $125 million of anticipated combination-related transaction costs of both companies as Accrued expenses with a corresponding decrease in Shareholders’ equity (deficit). Marriott has not presented these costs in the pro forma statements of income because they will not have a continuing impact on the results of the combined company. The costs that Marriott and Starwood may ultimately incur could differ materially from this amount.

In order to prepare the pro forma financial statements, Marriott performed a preliminary review of Starwood’s accounting policies to identify significant differences. After the Combination Transactions are completed, Marriott will conduct an additional review of Starwood’s accounting policies to determine if differences in accounting policies require further adjustment or reclassification of Starwood’s results of operations, assets or liabilities to conform to Marriott’s accounting policies and classifications. As a result of that review, Marriott may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements.

Marriott presents the pro forma financial statements for informational purposes only and the pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations would actually have been had the Transactions been completed on the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Marriott and Starwood during the periods presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements do not reflect any cost savings that Marriott expects to realize. Marriott expects to deliver at least $250 million in annual cost savings in the second full year after closing of the Combination Transactions, which Marriott expects to accomplish by leveraging operating and general and administrative efficiencies. Although Marriott’s management expects that costs savings will result from the Combination Transactions, Marriott cannot assure you these cost savings will be achieved.

The pro forma financial statements also do not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities.

The pro forma financial statements also do not reflect any adjustments for Starwood Historical Adjusted pensions or liabilities for the Starwood guest loyalty program, as Marriott lacks sufficient information to estimate the fair value of these items as of December 31, 2015. The Starwood Historical Adjusted guest loyalty program liability was calculated by Starwood using an actuarial valuation as of December 31, 2015. Therefore, Marriott has assumed the fair values approximate the book values.

Note 2. The Combination Transactions

Upon completion of the Combination Transactions, under the terms of the merger agreement, Starwood stockholders will receive 0.800 shares of Marriott common stock and $21.00 in cash for each share of Starwood common stock. Additionally, Marriott will assume Starwood equity-based awards outstanding at the time of the closing. Starwood equity-based awards will be converted into equity-based awards for Marriott common stock, after giving effect to the equity award exchange ratio (this term, along with other terms discussed below, is defined in the original merger agreement, included as Exhibit 2.1 to Form 8-K filed by Marriott on November 16, 2015).

When Marriott entered into the amendment, it also obtained a commitment letter for a bridge credit facility, which would be a senior unsecured 364-day bridge facility in a principal amount, of up to $3.5 billion, subject to certain conditions. Marriott is pursuing alternative financing to the bridge credit facility, and expects to finance the cash required to complete the merger transaction using a combination of variable and fixed rate debt instruments with varying maturities, although Marriott cannot assure you that such financing will be available at all or on acceptable terms. In that event, the bridge credit facility would be available to finance the required cash payment.

The exchange ratio is fixed and will not be adjusted for changes in the market value of shares of Marriott or Starwood common stock. Based on the $73.16 per share closing price of Marriott common stock on March 18, 2016, the consideration Starwood stockholders will receive in the Combination Transactions has a value of approximately $79.53 per Starwood share, or approximately $13,529 million in the aggregate. The market values of Marriott common stock and number of outstanding shares of Starwood common stock and equity-based awards will continue to fluctuate until the Combination Transactions are completed. As a result, the consideration assumed for purposes of these pro forma financial statements will differ, and that difference may be material.

Note 3. Estimate of Consideration Expected to be Transferred

In estimating the fair value of the merger consideration, or purchase price, Marriott has assumed a price per share of Marriott common stock of $73.16, which represents the per share closing price of Marriott common stock on March 18, 2016.

The following is a preliminary estimate of the purchase price:

Preliminary Purchase Price (in millions, except per share data)
Equivalent shares of Marriott common stock to be issued (a)	135.6
Marriott common stock price as of March 18, 2016	$73.16

Estimated stock consideration to be transferred	9,920
Cash consideration to Starwood stockholders	3,560
Fair value of Marriott equity-based awards issued in exchange for vested Starwood equity-based awards (b)	49

Estimate of consideration expected to be transferred	$13,529

(a)	Represents 169.5 million outstanding shares of Starwood common stock as of March 18, 2016 multiplied by the exchange ratio. The actual number of shares of Marriott common stock that Marriott will issue to Starwood stockholders upon closing of the Combination Transactions will be based on the actual number of shares of Starwood common stock outstanding when the Combination Transactions close, and the valuation of those shares will be based on the trading price of Marriott common stock at that time.
(b)	Represents the fair value of Starwood equity-based awards for pre-Combination Transactions services. Under acquisition accounting, the fair value of replacement awards attributable to pre-Combination Transactions services are to be included in the consideration transferred.

Note 4. Preliminary Allocation of Consideration Transferred to Net Assets Assumed

The following table shows a preliminary allocation of the estimated consideration that Marriott will transfer to Starwood stockholders to the Starwood Historical Adjusted net assets that Marriott will assume in the Combination Transactions based on their estimated fair values as of December 31, 2015:

(in millions)
Estimated consideration to be transferred	$13,529
Working capital	502
Property and equipment	2,886
Identifiable intangible assets	8,839
Equity and cost method investments	573
Other noncurrent assets	171
Deferred income taxes, net	(2,382)
Guest loyalty program	(1,219)
Debt	(2,210)
Other noncurrent liabilities	(304)

Net assets assumed	6,856

Goodwill	$6,673

The purchase price will be computed using the value of Marriott common stock and number of outstanding shares of Starwood common stock and equity-based awards on the Closing Date. Therefore the actual purchase price and resulting goodwill will fluctuate with the market price of Marriott common stock and the number of outstanding shares of Starwood common stock and equity-based awards until the Combination Transactions are consummated. As a result, the final purchase price and goodwill could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table shows sensitivities to changes in purchase price and goodwill due to changes in the per share price of Marriott common stock (in millions, other than per share amounts). Marriott performed these calculations using constant valuation inputs, which may change based on the final purchase price allocation.

	Price of Marriott Common Stock	Calculated Value of Stock Consideration	Cash Consideration Transferred	Equity Awards Issued	Total Purchase Price	Goodwill

As of March 18, 2016	$73.16	$9,920	$3,560	$49	$13,529	$6,673
Decrease of 20%	58.53	7,936	3,560	43	11,539	4,684
Increase of 20%	87.79	11,904	3,560	55	15,519	8,663

Note 5. Pro Forma Adjustments

(a)	Reflects the elimination of Starwood’s Historical Adjusted goodwill and intangible assets and equity (including non-controlling interest). The elimination of intangible assets results in the reversal of amortization expense of $29 million for the year ended December 31, 2015.

(b)	Reflects the estimated consideration of $9,969 million in Marriott common stock and $3,560 million in cash that Marriott will transfer to Starwood stockholders. The actual number of shares of Marriott common stock issued to Starwood stockholders upon closing of the Combination Transactions will be based on the actual number of shares of Starwood common stock outstanding when the Combination Transactions close, and the fair value of those shares will be based on the trading price of Marriott common stock at that time.

(c)	These pro forma financial statements assume that Marriott will complete an offering of newly issued debt securities based on current market conditions and, as a result, will not borrow any amounts under the bridge facility provided for in the bridge credit facility commitment letter. In connection with the Combination Transactions, on a pro forma basis, Marriott expects to incur $3,560 million in additional borrowings consisting of variable and fixed rate debt instruments with varying maturities. Marriott expects to receive aggregate cash proceeds of $3,538 million, net of debt issuance costs estimated at $22 million, with an estimated weighted average interest rate of 2.18%. The adjustment reflects the expected interest expense, including annual amortization of debt issuance costs of $4 million, under this new debt over the expected 5.4 year weighted-average maturity. Pro forma interest expense includes estimates for fixed and variable rate debt Marriott intends to issue prior to the closing of the Combination Transactions. The actual interest rate for fixed rate debt will be based on market conditions at the time the debt is issued. The actual interest rate for variable rate debt will be calculated as LIBOR (the London Interbank Offered Rate) plus a premium. As LIBOR is a variable rate, the actual amount of interest expense incurred on the variable rate debt will be based on market conditions. For each 1/8% (12.5 basis points) change in the estimated interest rate for the $3,560 million of additional debt we expect to incur in connection with the Combination Transactions, interest expense would increase or decrease by approximately $4.5 million per year.

(d)	Reflects elimination of Starwood Historical Adjusted prepaid income taxes related to intercompany sales of intangible assets and related provision of $11 million for the year ended December 31, 2015.

(e)	The $1,187 million increase in Starwood Historical Adjusted property and equipment reflects an adjustment to record the assets acquired from Starwood at their estimated fair value. Adjustments to Starwood Historical Adjusted depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. Marriott calculated incremental depreciation expense of $16 million for the year ended December 31, 2015 related to the step up in the fair values of the acquired property and equipment by dividing, on a straight line-basis, the fair value assigned to these assets by the estimated remaining useful lives.

Marriott determined the fair value of Starwood’s owned and leased properties by considering a combination of the income and market approaches. The owned and leased properties include land, buildings & improvements and furniture, fixtures and equipment at hotels owned by Starwood and at Starwood’s leased hotels and office locations, including Starwood’s leased Stamford, Connecticut headquarters.

(f)	Reflects the estimated fair value of Starwood Historical Adjusted intangible assets. The following table shows a preliminary estimate of the fair value of those intangible assets and their related average estimated useful lives.

	Estimated Fair Value (in millions)	Average Estimated Useful Life (in years)
Brands	$7,270	indefinite
Management Agreements	951	30
Franchise Agreements	238	30
SPG Marketing Rights	130	25
Vistana Agreement	250	80

	$8,839

For Starwood’s finite lived intangible assets, the pro forma financial statements reflect an adjustment to Starwood Historical Adjusted amortization expense of $48 million for the year ended December 31, 2015.

Starwood’s identifiable intangible assets include brands, management agreements, franchise agreements, Starwood Preferred Guest (“SPG”) marketing rights and the Vistana Agreement. Starwood owns, operates, and in some cases franchises hotels under the St. Regis, The Luxury Collection, W, Westin, Le Méridien,

Sheraton, Four Points, Aloft, Tribute and Element brand names. Marriott is still evaluating whether or not certain of these assets will be indefinite lived. Management and franchise agreements, including the associated pipelines, represent contract based intangible assets. SPG Marketing Rights represent a contract-based asset associated with fees Starwood receives from affiliation partnerships. The Vistana Agreement represents a contract-based asset associated with the Vistana-ILG transactions.

Marriott determined the fair value of Starwood Historical Adjusted identifiable intangible assets primarily using the income approach which requires an estimate or forecast of all the expected future cash flows, either through the use of the relief-from-royalty method or the multi-period excess earnings method. Marriott will record amortization expense assuming a straight-line basis over the expected life of the finite lived intangible assets, which approximates expected future cash flows.

(g)	Reflects the recognized goodwill, which represents the amount by which the estimated consideration transferred exceeds the fair value of the Starwood Historical Adjusted assets Marriott acquires and the liabilities Marriott assumes. Marriott will not amortize the goodwill, but will instead test the goodwill for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

(h)	Reflects an adjustment to record Starwood Historical Adjusted investments in joint ventures accounted for under the equity method to fair value as of December 31, 2015. Marriott estimated the fair value of those investments using a combination of the income and market approaches based on Starwood’s pro-rata share of the equity of the venture, less any outstanding mortgage debt on the properties.

(i)	Reflects elimination of Starwood Historical Adjusted deferred gains of $83 million included in Accrued expenses and $1,329 million included in Other non-current liabilities. Marriott has eliminated amortization of deferred gains of $91 million for the year ended December 31, 2015. Starwood deferred gains arose from historical asset sales.

(j)	Marriott estimates the transaction costs for the Combination Transactions will be approximately $125 million. The costs that Marriott and Starwood may ultimately incur could differ materially from this amount. Transaction costs include fees for investment banking, advisory, legal, valuation, and other professional fees. Marriott reflects transaction costs in the pro forma balance sheet as of December 31, 2015 as an increase to Accrued expenses and a charge to Shareholders’ (deficit) equity. As the transaction costs will not have a continuing impact, Marriott has not shown the transaction costs in the pro forma statement of income.

(k)	Reflects the adjustment to fair value of the assumed Starwood Historical Adjusted debt, and related net increase in interest expense.

(l)	Elimination of Starwood Historical Adjusted deferred rent and related amortization related to properties leased by Starwood.

(m)	Reflects the estimated deferred taxes and income tax expense for the adjustments shown in the pro forma financial statements. Marriott calculated a decrease in tax expense of $66 million for the year ended December 31, 2015, using an estimated statutory tax rate of 32%. Marriott calculated a deferred tax liability of $3,050 million using the estimated statutory rate of 32% based on the preliminary step up in fair values of the net assets acquired. The estimated statutory rate of 32% neither reflects Marriott’s nor the combined company’s effective tax rate, which includes the impact of nondeductible expenses, tax audits and other permanent items as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. Additionally, the $10 million adjustment to Other noncurrent assets and liabilities reflects an estimate of an uncertain tax position.

(n)	The following table shows our calculation of pro forma combined basic and diluted earnings per share for the year ended December 31, 2015:

Earnings per share

(in millions, except per share data)	Year Ended December 31, 2015
Pro forma net income	$1,136
Basic weighted average Marriott shares outstanding	267.3
Starwood shares converted to Marriott shares(i)	135.6

Pro forma basic weighted average shares outstanding	402.9
Dilutive effect of securities:
Employee stock option and appreciation right plans	2.3
Deferred stock incentive plans	0.6
Restricted stock units	2.6

Marriott equity-based awards	5.5
Starwood equity-based awards converted to Marriott equity-based awards(i)	1.0

Pro forma diluted weighted average shares outstanding	409.4

Pro forma basic earnings per share	$2.82
Pro forma diluted earnings per share	$2.77

(i)	Represents the estimated number of shares of Marriott Class A common stock to be issued to Starwood stockholders based on the number of shares of Starwood common stock outstanding as of March 18, 2016 and after giving effect to the exchange ratio as determined in the merger agreement. Starwood Historical Adjusted weighted average diluted shares outstanding for the year ended December 31, 2015 was approximately 170 million.

(o)	Marriott expects to incur $18 million of compensation expense related to terms in existing Starwood employment contracts. As these expenses will not have a continuing impact, they are not reflected in the pro forma statements of income.

Note 6. Reclassifications

Balance sheet reclassifications—Marriott has made certain reclassifications to the Starwood Historical Adjusted balance sheet to conform to Marriott’s presentation.

Statements of income reclassifications—Marriott has also made the following reclassifications to the Starwood Historical Adjusted statement of income to conform to Marriott’s presentation.

(i)	To adjust Starwood Historical Adjusted management fees, franchise fees and other income.

(in millions)	December 31, 2015
Starwood management fees, franchise fees and other income	$(1,084)

REVENUES
Base management fees	366
Franchise fees	293
Incentive management fees	210
Owned, leased, and other revenue	66
Cost reimbursements	67
OPERATING COSTS AND EXPENSES
Depreciation, amortization and other	67
General, administrative, and other	(9)
Reimbursed costs	(67)
Gains (losses) and other income (deferred gains)	91

$1,084

(ii)	For the year ended December 31, 2015, to reclassify Starwood Historical Adjusted residential sales and services revenues of $7 million to Owned, leased, and other and Starwood Historical Adjusted residential expenses of $6 million to General, administrative, and other.
(iii)	To adjust Starwood Historical Adjusted Loss on asset dispositions and impairments, net:

(in millions)	December 31, 2015
Starwood loss on asset dispositions and impairments, net	$(4)

OPERATING COSTS AND EXPENSES
Depreciation, amortization and other	—
OPERATING INCOME
Gains (losses) and other income	(24)
Equity in earnings (losses)	20

$(4)

Note 7. Starwood Historical Adjusted

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET GIVING EFFECT TO THE VISTANA-ILG TRANSACTIONS

as of December 31, 2015

(Millions of U.S. Dollars)

	Starwood Historical	Vistana-ILG Transactions (a)	Transaction- Related Adjustments	Notes	Starwood Historical Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$1,048	$(25)	$130	(b)	$1,153
Restricted cash	54	(35)	—		19
Accounts receivable, net of allowance for doubtful accounts	690	(116)	—		574
Inventories	319	(304)	—		15
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts	32	(32)	—		—
Deferred income taxes	—	—	—		—
Prepaid expenses and other	152	(21)	—		131

Total current assets	2,295	(533)	130		1,892
Investments	183	(13)	—		170
Plant, property and equipment, net	2,144	(445)	—		1,699
Goodwill and intangible assets, net	1,908	(164)	—		1,744
Deferred income taxes	747	(37)	(10)	(c)	700
Other assets	850	(413)	—		437
Securitized vacation ownership notes receivable, net	141	(141)	—		—

	$8,268	$(1,746)	$120		$6,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$33	$—	$—		$33
Accounts payable	98	(12)	—		86
Current maturities of long-term securitized vacation ownership debt	48	(48)	—		—
Accrued expenses	1,354	(133)	4	(d)	1,225
Accrued salaries, wages and benefits	400	(39)	—		361
Accrued taxes and other	303	(20)	(6)	(c)	277

Total current liabilities	2,236	(252)	(2)		1,982
Long-term debt	2,154	(1)	—		2,153
Long-term securitized vacation ownership debt	124	(124)	—		—
Deferred income taxes	34	(2)	—		32
Other liabilities	2,421	(33)	—		2,388

Total liabilities	6,969	(412)	(2)		6,555

Commitments and contingencies					—
Stockholders’ equity	1,296	(1,334)	122	(b)(c)(d)	84
Noncontrolling interest	3	—	—		3

Total equity	1,299	(1,334)	122		87

Total liabilities and equity	$8,268	$(1,746)	$120		$6,642

See accompanying notes which follow.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME GIVING EFFECT TO THE VISTANA-ILG TRANSACTIONS

YEAR ENDED DECEMBER 31, 2015

(Millions of U.S. Dollars)

	Starwood Historical	Vistana-ILG Transactions (a)	Transaction- Related Adjustments	Notes	Starwood Historical Adjusted
Revenues
Owned, leased and consolidated joint venture hotels	$1,293	$(101)	$—		$1,192
Vacation ownership and residential sales and services	687	(680)	—		7
Management fees, franchise fees and other income	1,047	—	37	(e)	1,084
Other revenues from managed and franchised properties	2,736	(181)	38	(f)	2,593

	5,763	(962)	75		4,876
Costs and Expenses
Owned, leased and consolidated joint venture hotels	1,005	(74)	—		931
Vacation ownership and residential	514	(508)	—		6
Selling, general, administrative and other	388	—	—		388
Restructuring and other special charges (credits), net	100	(28)	—		72
Depreciation	251	(39)	—		212
Amortization	29	—	—		29
Other expenses from managed and franchised properties	2,736	(181)	38	(f)	2,593

	5,023	(830)	38		4,231
Operating income	740	(132)	37		645
Equity earnings and gains from unconsolidated ventures, net	41	(1)	—		40
Interest expense, net of interest income	(111)	8	(5)	(g)	(108)
Loss on asset dispositions and impairments, net	(1)	(3)	—		(4)

Income from continuing operations before taxes and noncontrolling interests	669	(128)	32		573
Income tax expense	(180)	28	(13)	(c)	(165)

Income (loss) from continuing operations	$489	$(100)	$19		$408

See accompanying notes which follow.

Basis of Presentation

Starwood provided to Marriott Starwood Historical Adjusted pro forma financial statements from Starwood’s historical accounting records assuming the Vistana-ILG transactions have occurred. The pro forma balance sheet and statement of income include pro forma adjustments to remove the historical assets and liabilities and results of operations encompassed in the Vistana-ILG transactions as recorded by Starwood, including the related tax impacts. In addition, Marriott reflects the effects of the Vistana Agreement as those amounts that are factually supportable, directly attributable to the transaction and expected to have a continuing effect on the combined statements of income. The form of Vistana Agreement has been agreed to by Starwood and ILG. Under the Vistana Agreement, Starwood will grant an exclusive long-term license to Vistana to use the Westin and Sheraton brands in the vacation ownership business, and to use the St. Regis and The Luxury Collection brands in connection with the existing St. Regis and The Luxury Collection fractional residence properties, in exchange for a license fee consisting of a fixed $30 million annual payment (adjusted every five years by an inflation factor) and certain variable fees based on sales volumes.

The pro forma balance sheet gives effect to the Vistana-ILG transactions as if they had occurred on December 31, 2015, and the pro forma statement of income for the year ended December 31, 2015 give effect to the Vistana-ILG transactions as if they had occurred on January 1, 2015.

Marriott has presented the pro forma financial information for informational purposes only and the pro forma financial statements are not necessarily indicative of what the Starwood Adjusted Historical financial position or results of operation would actually have been had the Vistana-ILG transactions been completed on the dates indicated.

The pro forma financial statements reflect the following adjustments for the Vistana-ILG transactions:

(a)	Adjustment to remove the historical assets and liabilities and results of operations of Vistana as well as operations and accounts of the five hotels encompassed in the Vistana-ILG transactions as recorded by Starwood, including the related tax impacts.

(b)	Adjustment to reflect the estimated $132 million cash Starwood expects to receive from the Vistana-ILG transactions, offset, in part, by Starwood’s expected $2 million payment to ILG related to an employee deferred compensation plan.

(c)	Adjustments to Deferred income taxes, Accrued taxes and other, and Income tax expense to record the tax impact of divestiture accounting adjustments for the Vistana-ILG transactions. Marriott determined the income tax impact of the Vistana-ILG transactions pro forma adjustments by applying an estimated statutory tax rate of 38.5% to the pre-tax amount of the Vistana-ILG transactions-related pro forma adjustments.

(d)	Adjustment to reflect an accrual for additional transaction costs that Starwood has not yet incurred for the Vistana-ILG transactions.

(e)	Adjustment of $37 million for the year ended December 31, 2015 primarily to reflect fixed and variable components of the royalty fees Starwood expects to receive from ILG under the Vistana Agreement. Under the terms of the Vistana Agreement, Vistana will pay Starwood an annual base royalty fee of $30 million, which is adjusted every five years for inflation, compounded annually. In addition, Vistana will pay Starwood a variable royalty fee equal to two percent of the gross sale price of sales of vacation ownership interests that are identified with or use the Starwood brands.

(f)	Includes cost reimbursements of $38 million for the year ended December 31, 2015 for salaries, wages, and benefits and reservations, marketing, and other centralized services related to the five hotels and the Vistana vacation ownership properties included in the Vistana-ILG transactions. ILG has agreed to reimburse Starwood for those expenses at cost with no added margin.

(g)	Adjustment to reverse capitalized interest expense of $5 million for the year ended December 31, 2015 related to construction of vacation ownership inventory.

STARWOOD PROPOSAL NO. 1—APPROVAL OF COMBINATION TRANSACTIONS

The section of the Joint Proxy Statement/Prospectus entitled “Starwood Proposal No. 1—Approval of Combination Transactions” is amended and restated in its entirety and is set forth below:

As discussed throughout the joint proxy statement/prospectus, Starwood is asking its stockholders to approve the Combination Transactions and the other transactions contemplated by the merger agreement. Holders of shares of Starwood common stock should read carefully the joint proxy statement/prospectus in its entirety, including the Annexes, for more detailed information concerning the merger agreement and the amendment and the Combination Transactions. In particular, holders of shares of Starwood common stock are directed to the original merger agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus, and the amendment, which was filed as Exhibit 2.1 to the Current Reports on Form 8-K filed by each of Starwood and Marriott on March 21, 2016.

The affirmative vote of the holders of a majority of all shares of Starwood common stock outstanding and entitled to vote is required for Starwood to complete the Combination Transactions. Starwood’s Board recommends a vote “FOR” the Starwood combination transactions proposal.

MARRIOTT PROPOSAL NO. 1—APPROVAL OF ISSUANCE OF MARRIOTT COMMON STOCK

The section of the Joint Proxy Statement/Prospectus entitled “Marriott Proposal No. 1—Approval of Issuance of Marriott Common Stock” is amended and restated in its entirety and is set forth below:

If the Combination Transactions are completed, Starwood stockholders will receive 0.800 shares of Marriott common stock and $21.00 in cash, without interest, for each share of Starwood common stock that they own immediately before the Combination Transactions. Under the NASDAQ Marketplace Rules, a company listed on NASDAQ is required to obtain stockholder approval before the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or exceed 20% of the number of shares of common stock outstanding before such issuance in connection with such proposed acquisition.

The aggregate number of shares of Marriott common stock to be issued in connection with the Combination Transactions will exceed 20% of the shares of Marriott common stock outstanding before such issuance. For this reason, Marriott must obtain the approval of Marriott stockholders, in accordance with the NASDAQ Marketplace Rules, for the issuance of shares of Marriott common stock to Starwood stockholders for the Combination Transactions. Accordingly, Marriott is asking its stockholders to approve the issuance of Marriott common stock for the Combination Transactions.

The affirmative vote of the holders of a majority of the shares of Marriott common stock present in person or represented by proxy and entitled to vote at the Marriott special meeting is required to issue the shares of Marriott common stock to Starwood stockholders.

Marriott’s Board recommends a vote “FOR” the approval of the Marriott stock issuance proposal.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of U.S. federal securities laws, including the parties’ plans for closing the transaction; the resulting impact on the size of Marriott’s operations; statements concerning the benefits of the transaction, including the combined company’s future financial and operating results, plans and expectations; and anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the receipt of necessary consents, and other risk factors that Marriott and Starwood identify in their most recent annual reports on Form 10-K and in the joint proxy statement / prospectus on Form S-4 that Marriott filed with the U.S. Securities and Exchange Commission on February 16, 2016. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this document. We make these forward-looking statements as of the date of this document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

This communication relates to a proposed business combination between Marriott and Starwood. In connection with this proposed business combination, on February 16, 2016, Marriott filed a registration statement on Form S-4 with the SEC that contains a joint proxy statement/prospectus and other relevant documents concerning the proposed business combination. The registration statement on Form S-4 was declared effective by the SEC on February 17, 2016. Each of Marriott and Starwood mailed the joint proxy statement/prospectus to its respective stockholders beginning on or around February 19, 2016. INVESTORS AND SECURITY HOLDERS OF MARRIOTT AND STARWOOD ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus, this Form 8-K that supplements the joint proxy statement/prospectus, and other documents (when available) that Marriott and Starwood file with the SEC at the SEC’s website at www.sec.gov. In addition, these documents may be obtained from Marriott free of charge by directing a request to investorrelations@marriott.com, or from Starwood free of charge by directing a request to ir@starwoodhotels.com.

Item 9.01	Financial Statements and Exhibits

d) Exhibits

8.1	Tax opinion of Cravath, Swaine & Moore LLP.

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1).

99.1	Opinion of Citigroup Global Markets Inc.

99.2	Consent of Citigroup Global Markets Inc.

99.3	Opinion of Lazard Frères & Co. LLC.

99.4	Consent of Lazard Frères & Co. LLC.

99.5	Opinion of Deutsche Bank Securities Inc.

99.6	Consent of Deutsche Bank Securities Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2016	STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

	By:	/s/ Kristen W. Prohl
		Name:	Kristen W. Prohl
		Title:	Vice President, Chief Regulatory Counsel

EXHIBIT INDEX

Exhibit No.	Description

8.1	Tax opinion of Cravath, Swaine & Moore LLP.

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1).

99.1	Opinion of Citigroup Global Markets Inc.

99.2	Consent of Citigroup Global Markets Inc.

99.3	Opinion of Lazard Frères & Co. LLC.

99.4	Consent of Lazard Frères & Co. LLC.

99.5	Opinion of Deutsche Bank Securities Inc.

99.6	Consent of Deutsche Bank Securities Inc.